Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Copy

DATED	1 APRIL 2021

(1) motorsport games inc.

as Purchaser

- and -

(2) Technology in Business B.V.

as Seller

- and -

(3) luminis international b.v.

as Parent

Share Purchase Agreement relating to STUDIO397 B.V.

CONTENTS

1.	Definitions and interpretation	2

2.	SALE AND PURCHASE OF SHARES	10

3.	PURCHASE PRICE AND PAYMENT	11

4.	CONDITIONS to completion	11

5.	Pre-completion covenants	12

6.	Group separation issues	14

7.	COMPLETION	17

8.	Seller Warranties and breaches	19

9.	Conduct of claims	20

10.	LIMITATIONs On seller’S LIABILITY	20

11.	Specific Indemnities	22

12.	TAX COVENANT	22

13.	Restrictive covenants	22

14.	Confidentiality and announcements	24

15.	Security and recourse	25

16.	General	27

17.	Governing law and jurisdiction	30

SCHEDULE 1: COMPANY AND SELLER GROUP		33

	Part 1: Company	33

	Part 2: Seller Group	34

SCHEDULE 2: ACCOUNTS		35

	Part 1: 2019 Accounts	35

	Part 2: 2020 Accounts	35

	Part 3: 2021 Management Accounts	35

SCHEDULE 3: 2021 BALANCE SHEETS		36

	Part 1: February Balance Sheet	36

	Part 2: Closing Balance Sheet	37

SCHEDULE 4: INTER-GROUP PAYABLES AND rECEIVABLES		38

SCHEDULE 5: DEED OF TRANSFER		39

SCHEDULE 6: SHARE PLEDGE		40

	Part 1: Deed of Pledge	42

	Part 2: Deed of Release	42

SCHEDULE 7: SELLER WARRANTIES		48

	Part 1: Fundamental Warranties	50

This Agreement is made on 1 April 2021,

BETWEEN:

(1)	MOTORSPORT GAMES INC., a company incorporated under the laws of the State of Delaware, the United States of America, having its official seat in Delaware, the United States of America, and its registered office at c/o Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, Kent County, Delaware 19901, the United States of America, and registered with the Delaware commercial register with number 4671180 (“Purchaser”);

(2)	TECHNOLOGY IN BUSINESS B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered office at Regentesselaan 11, 7316 AA Apeldoorn, the Netherlands, and registered with the Dutch Trade Register with number 6822126 (“Seller”); and

(3)	luminis international b.v., a private company with limited liability incorporated under the laws of the Netherlands, having its registered office at Stadsring 107, 3811 HP Apeldoorn, the Netherlands, and registered with the Dutch Trade Register with number 852951267 (“Parent”), together the “Parties” and each individually a “Party”.

BACKGROUND:

A	The Seller holds all issued shares in the capital of Studio397 B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered office in Regentesselaan 11, 7316 AA Apeldoorn, the Netherlands and registered with the Dutch Trade Register with number 66752973 (“Company”), being one hundred (100) ordinary shares with a nominal value of EUR 1.00 each (“Shares”) as further detailed in schedule 1 (part 1).

B	The Company is engaged in the business of the exploitation and development of software for the purpose of racing and driving simulation, such as – but not limited to – games, simulators and other software applications thereof, as well as offering any services relating to racing and driving simulation, including but not limited to any use thereof on common platforms such as PC, console, mobile, handheld, VR-headsets, cloud gaming services and similar, and including e-sports which incorporates playing as well as viewing and broadcasting, remote services and networked play both local and over the internet and similar (“Business”).

C	The Parent and the Purchaser entered into a term sheet on 15 January 2021 stipulating the main terms and conditions of the transactions contemplated by this agreement (“Term Sheet”). The Seller, the Purchaser and the Parent entered in to a binding term sheet on 23 February 2021, further the terms and conditions of the transactions contemplated by this agreement (“Binding Term Sheet”).

D	Prior to the execution of this agreement, the Seller Group has duly complied with the provisions of the Social and Economic Council Merger Regulation (SER-besluit Fusiegedragsregels 2015) and the provisions of the Works Council Act (Wet op de ondernemingsraden).

E	Prior to the execution of this agreement, the Parties have obtained all necessary internal approvals to enter into this agreement and to consummate the transactions contemplated thereby.

F	The Seller now wishes to sell and transfer to the Purchaser and the Purchaser now wishes to purchase and acquire from the Seller the Shares, subject to the terms and conditions of this agreement.

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IT IS AGREED:

1.	Definitions and interpretation

1.1	In this agreement, unless provided otherwise:

“2019 Accounts” means the audited consolidated financial statements of the Company and the Subsidiary comprising the balance sheet, the profit and loss account and cash flow statement, and the annual report (jaarverslag) as well as any notes, documents and statements to them for the 12 month period ending on the 2019 Accounts Date (copies of which are set out in schedule 2 (part 1) (Accounts));

“2019 Accounts Date” means 31 December 2019;

“2020 Accounts” means the unaudited consolidated financial statements of the Company and the Subsidiary comprising the balance sheet, the profit and loss account and cash flow statement, and the annual report (jaarverslag) as well as any notes, documents and statements to them for the 12 month period ending on the 2020 Accounts Date (copies of which are set out in schedule 2 (part 2) (Accounts));

“2020 Accounts Date” means 31 December 2020;

“2021 Management Accounts” means the interim management accounts prepared in respect of the Company from the period from the 2020 Accounts Date to 28 February 2021, attached as schedule 2 (part 3) (Accounts);

“Accounting Policies” means the specific principles, conventions, rules and practices as consistently applied and used by the Company during the 2017, 2018 and 2019 financial years preceding the Completion Date in preparing and presenting the 2019 Accounts, the 2020 Accounts and the 2021 Management Accounts;

“Affiliate”, in relation to a Person/Party, means any and all persons:

(a)	in relation to which the ultimate parent of that Person/Party, at present or in the future, either directly or indirectly (i) holds more than 50 per cent of the nominal value of the issued share capital; or (ii) more than 50 per cent of the voting power at general meetings; or (iii) has the power to appoint and to dismiss a majority of the managing directors (statutair bestuurders) or otherwise to direct the activities of such person; or

(b)	qualifying as a ‘subsidiary’, as part of a ‘group’ or as a ‘participation’ as referred to in sections 2:24a, 2:24b and 2:24c of the DCC (or corresponding foreign legislation); and

(c)	who are that Person’s/Party’s first degree relatives (eerstegraad bloed- en aanverwanten) as determined in accordance with section 1:3 of the DCC;

“Anti-Corruption Laws” means all laws and any codes of practice relating to anti-bribery, anti-money laundering and anti-corruption (the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act of 2010);

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“Authority” means any supra-national, national or sub-national authority, governmental authority, commission, department, agency, regulator, regulatory body, judicial body, court, tribunal or arbitrator;

“Business” has the meaning given in recital B;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for commercial business in Amsterdam, the Netherlands and New York, the United States;

“Business IPR” means all Intellectual Property Rights and Confidential Information relating to the operation, products, activities and services of the Business, including but not limited to any Intellectual Property Rights and Confidential Information relating to the exploitation, development and/or modification of rF2, the rF2 Brand, rF2 Content and rF2 Software and any derived or amended racing and driving simulation games or software applications thereof;

“Business IP Licenses” means any agreements pursuant to which the Company (i) has the right to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit any Business IPR that is not owned by the Company, or (ii) is a party and pursuant to which any other Person is authorized to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit any of the Business IPR;

“Business Warranties” means the Seller Warranties set out in schedule 7 (part 3);

“Buy-Out Royalty Payment” means any and all amounts to be paid to Image Space Incorporated by the Company pursuant to the Buy-Out Agreement entered into between Image Space Incorporated and the Company on 7 December 2020 in respect of the royalty payments as defined therein, being a total amount of USD [***];

“Cash” means cash of any currency in hand, bank account and cash equivalents held by the Company at the Completion Date, but excluding any cash or cash equivalent that is not readily available to the Company;

“Cash Backed Deferred Income” means advance payments the Company received for products or services to be delivered or performed in the future, and to the extent that these advance payments have been converted to cash;

“Change of Control Consent” has the meaning given in clause 4.1(b);

“Claim” means any claim, charge or demand by the Purchaser pursuant to a Seller Warranty Breach;

“Claim Notice” has the meaning given in clause 9.1;

“Closing Balance Sheet” means the balance sheet of the Company as at Completion, substantially in line with the February Balance Sheet as attached hereto as schedule 3 (part 2);

“Company” has the meaning given in recital A;

“Completion” means the performance of all of the Parties’ obligations set out in clause 7.3;

“Completion Date” means the date on which Completion takes place;

“Completion Payment” has the meaning given in clause 3.2(a);

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“Conditions” has the meaning given in clause 4.1;

“Confidential Information” means in relation to a Person/Party: all and any information which is not in the public domain and which relates to its business, trading or financial or other affairs (including information relating to its products or services, processes and operations, its customer and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know-how, show-how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel information and other matters concerning the business, trading or financial or other affairs of, or relating to, the Person/Party/Company or its customers or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as “confidential”, and all and any information which has been or may be derived or obtained from any such information;

“Contractors” means all contractors (zelfstandigen) providing or formerly having provided services to the Company, as listed in schedule 12 (part 3);

“Damage” has the meaning given in clause 8.6;

“Data Protection Laws” means the General Data Protection Regulation (EU) 2016/679 (GDPR) together with all laws implementing or supplementing the same and any other (future) applicable supplementing or superseding data protection or privacy laws, including the ePrivacy Directive (EU) 2002/58/EC as transposed into applicable law, and any regulations, guidance, and codes of practice issued by any (data protection) Authorities from time to time;

“Data Room” means the electronic data room (Drop Box) prepared by the Seller and the Parent in relation to the Company and the Business, to which the Purchaser and its advisers have had access from 1 January 2021 until the Business Day that falls prior to the Signing Date, the contents of which are recorded on the Data Room USB, and listed in an index attached hereto as schedule 11;

“Data Room USB” means a secured USB on which all the documents in the Data Room as at the Business day that falls prior to the Signing Date have been recorded (a copy of which has, for evidential purposes, been delivered to the Purchaser and the Purchaser’s lawyers immediately before the signing of this agreement);

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek);

“Debt” means all interest bearing debt of the Company at the Completion Date, including the line-items as set out in schedule 3 and for the avoidance of doubt, the amount of Cash Backed Deferred Income, any and all royalty payables relating to Image Space Incorporated, any Inter-Group Payables but excluding Working Capital trade payables;

“Deed of Transfer” means the notarial deed of transfer of the Shares, a draft of which is in the agreed form attached as schedule 5;

“Deed of Pledge” means the notarial deed of pledge in respect of the Pledged Shares for the benefit of the Seller, a draft of which is in the agreed form attached as schedule 6 (part 1);

“Defaulting Party” has the meaning given in clause 7.7;

“Deferred Payment” has the meaning given in clause 3.3(b);

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“Disclosed Information” means any and all information in writing included or otherwise provided or made available in (i) this Agreement, (ii) the Data Room, provided that the Data Room folders 5 (IP), 6.10 (Subcontractors) and 7 (Employees) shall be explicitly excluded from the Disclosed Information, (iii) the written answers provided to the Purchaser or any of its professional advisers during the due diligence process, as recorded on the Data Room USB;

“Dividend Payment” means the amount of EUR 120,535 to be distributed by the Company to the Seller prior to Completion;

“DLA Piper Nederland” means DLA Piper Nederland N.V. at Amstelveenseweg 638 (1081 JJ) Amsterdam, the Netherlands;

“Dutch Trade Register” means the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel);

“Employees” means all employees of the Company, comprising of the Dutch Employees and the German Employees as listed in schedule 13 (part 1 and 3);

“Employment Agreements” means the employment agreements to be entered into by the Key Persons and the Transferring UK Employees, substantially in the forms as attached hereto as schedule 14;

“Encumbrance” means any encumbrance or security interest whatsoever including any mortgage, pledge, right of pre-emption, option, conversion right, title retention, attachment and any other preferential right, agreement or arrangement having similar effect;

“Fairly Disclosed” means that the relevant facts and circumstances regarding a matter:

(a)	clearly appear from the Disclosed Information in such manner and to the extent that its existence, nature, scope, impact and effect on the Business and/or the Company should reasonably have been clear to and known by the Purchaser (and its advisers) after a face value reading of the documents without needing to ask for further information or documents; and

(b)	which have been included in such sections of the Data Room where such information can reasonably be expected to be located, always provided that where reference is made to a (particular part of a) document, but that document has not been provided in the Disclosed Information, such reference and (particular part of a) document shall not be deemed to be Fairly Disclosed;

“Fundamental Warranties” means the Seller Warranties set out in schedule 7 (part 1);

“Insurance Policies” has the meaning given in 12 paragraph of schedule 7;

“Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including copyrights, exploitation rights, moral rights, neighboring rights; (b) trademarks; (c) trade names; (d) domain names; (e) designs; (f) patents and patent applications; (g) database rights and other rights in compilations of data; (h) trade secret rights and other rights in proprietary confidential or undisclosed information or know-how; (i) any other proprietary rights in intellectual or industrial property whether or not registered; (j) rights in or relating to registrations, renewals, extensions, continuations, continuations in part, combinations, divisional applications, and reissues of, applications for; (k) and any privileges, ancillary rights and any rights arising from any prior use in connection with, any of the rights referred to in clauses (a) through (j) above, including the right to initiate any proceeding against a third party as a result of any past, present or future infringement or misappropriation by such third party and also including any goodwill related to any of the foregoing;

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“Inter-Group Payables” means all amounts owed by the Company to any member of the Seller Group on the Completion Date, including as set out in schedule 4;

“Inter-Group Receivables” means all amounts owed by a member of the Seller Group to the Company on the Completion Date, including as set out in schedule 4;

“IP Warranties” means the Seller Warranties in relation to the Business IPR set out in schedule 7 (part 2);

“IT Systems” has the meaning given in paragraph 5.1 of schedule 7;

“Key Persons” means Marcel Offermans, Dom Duhan and Richard van der Laan;

“NAI” has the meaning given in clause 17.2;

“Non-Defaulting Party” has the meaning given in clause 7.7;

“Notary” means a civil-law notary (notaris) of Zuidbroek Notarissen or substitute in office;

“Notary’s Bank Account” means the bank account in the name of Zuidbroek BV Derdengelden (US dollar account) with IBAN details: [***];

“Notary Letter” means a notary letter in customary form setting out the closing mechanics and flow of funds at Completion, substantially in the form as attached hereto as schedule 10;

“Open Source Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software or similar licensing or distribution models, or that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software (i) be disclosed, distributed or made available in source code form, or (ii) be licensed under the terms of any open source software license, or which is subject to any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License);

“Pension Arrangement” has the meaning given in paragraph 17 of schedule 7;

“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Authority;

“Pledged Shares” has the meaning given in clause 3.4;

“Purchase Price” has the meaning given in clause 3.1;

“Purchaser Group” means each or any of the Purchaser, any holding company of the Purchaser, any subsidiary of the Purchaser and any subsidiary of any such holding company, including the Company from Completion;

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“Relevant Asset” has the meaning given in clause 6.15;

“Relief” includes any loss, allowance, depreciation, amortisation, credit, relief, exemption, deduction or set-off or other relief of a similar nature granted by or available in relation to Tax, and any right to a repayment of or saving of Tax;

“rF2” means the high-end racing simulation game, including – but not limited to – the rF2 Brand, rF2 Content and rF2 Software, excluding third party content subject to Third Party Licenses described in the rF2 Partnership and Assignment Agreement;

“rF2 Brand” means any signs, logo’s, designs, trade names, trademarks (whether registered or unregistered, verbal or figurative) or other materials or terms used in conjunction with rF2, including – but not limited to – (a) the terms “rFactor”, “rF”, “rFactor 2”, “rF2” or similar, (b) associated domains, URLs or websites and (c) the logo depicted below:

“rF2 Content” means the content available in rF2, including all documents and materials and consisting of, amongst others, descriptions of race circuits, vehicles and vehicle components;

“rF2 Partnership and Assignment Agreement” means the agreement (including its annexes) entered into between Image Space Inc. and the Parent, dated 22 August 2016 (true, complete and accurate details of which have been provided to the Purchaser in the Data Room (reference no. GT LEGAL 5.5));

“rF2 Software” means advanced software technology for the purpose of racing and driving simulation and entertainment, which allows for in-depth vehicle and race customization and advanced physics simulation of racing (including e.g. aspects such as dynamic track conditions, chassis flex, suspension geometry, wheel rates, tire wear as well as other handling characteristics), including but not limited to any use thereof on common platforms such as PC, console, mobile, handheld, VR-headsets, cloud gaming services and similar and including esports which incorporates playing as well as viewing and broadcasting, remote services and networked play both local and over the Internet and similar. The rF2 Software includes (a) all updates, upgrades, releases and versions thereof, including the source code and object code, (b) all other works or material recorded or embodied in the software, including the audio or visual content in any screen displays in the user interface and (c) all functional and technical documentation (whether in human or machine readable form) relating to the rF2 Software, including all operating manuals, user instruction manuals and training materials as well as documents associated with the creation, design, development or modification of the rF2 Software, including technical or functional specifications, flow charts, algorithms, diagrams, data models, build instructions, testing or configuration documentation and technical data;

“Seller Group” means each or any of the Seller, any holding company or ultimate beneficial owner of the Seller, any subsidiary of the Seller and any subsidiary of any such holding company or ultimate beneficial owner and all their Affiliates (including, for the avoidance of doubt, each of the entities set forth in schedule 1 (part 2)), excluding the Company from Completion;

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“Seller Knowledge” means the knowledge of the Seller, which shall be deemed to include the knowledge of each of the members of the management board of the Company and the Parent (statutair bestuurders), the Shareholders and the Key Persons;

“Seller Warranties” means the representations and warranties given by the Seller in clause 8 and set out in schedule 7, for the avoidance of doubt consisting of the Fundamental Warranties, the IP Warranties, the Business Warranties and the Tax Warranties;

“Seller Warranty Breach” means a breach of any of the Seller Warranties;

“Shares” has the meaning given in recital A;

“Shareholders” means each of (i) Hans Bossenbroek (60,5%), (ii) John Merrell (20,4%), (iii) Laurens Miedema (7,9%) and (iv) Jeroen Bouvrie (5,0%);

“Shareholders’ Companies” means each of the personal holding companies of the Shareholders, being (i) Hana-Bi B.V. (60,5%), (ii) Illac Holdings B.V. (20,4%), (iii) CruXBA B.V. (7,9%) and (iv) Bassline B.V. (5,0%);

“Signing Date” means the date of signing of this agreement (EST);

“Specific Indemnities” has the meaning given in clause 11;

“Tax” means (i) all forms of taxes, levies, duties, imposts, social security charges, health security contributions, any other contributions or charges and withholdings of any nature whatsoever, whether direct or indirect, including without limitation corporate income tax, wage withholding tax, social security premium, value added tax, premiums or other contributions, consumption taxes, environmental taxes, (real estate) transfer tax, property tax, capital tax, energy tax, waste tax, import, export, custom and other duties, including all penalties, additions, interest, damage, fines, costs and expenses relating to any of them, any repayment of unlawful state aid in relation thereto, whether disputed or not and regardless of whether these items are chargeable directly or primarily against or attributable directly or primarily to any other person and of whether any amount in respect of any of them is recoverable from any other person; (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other person, or by contract or operation of law;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

“Tax Benefit” means any Tax Refund actually received by the Company and any reduction of Tax actually due by the Company;

“Tax Covenant” means schedule 8;

“Tax Indemnities” has the meaning given in paragraph 2 of schedule 8;

“Tax Warranties” means the Seller Warranties set out in part 4 of schedule 7;

“Term Sheet” has the meaning given in recital C;

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“Third Party Claim” has the meaning given in clause 9.2;

“Third Party Licenses Cars and Tracks” means each of the contracts with third party licensors from vehicle manufacturers and tracks used in rF2, including the contracts with the parties listed in schedule 15 (part 1);

“Transaction” means the transactions contemplated by this agreement;

“Transferring UK Employees” means all employees employed by the Seller Group and seconded to the Company prior to Completion, transferring to the Company as from Completion, as listed in schedule 12 (part 2);

“VAT” means, within the European Union, such Tax as may be levied in accordance with Directive 2006/112/EC, and outside the European Union, any Tax levied by reference to added value, or sales and/or consumption; and

“Working Capital” means the current assets (kortlopende activa) (including the amount of trade debtors (handelsdebiteuren) of the Company at the Completion Date) minus all current liabilities (kortlopende passiva) (including the amount of trade creditors (handelscrediteuren) and work in progress of the Company at the Completion Date) of the Company at the Completion Date, and, for the avoidance of doubt, excluding all items that are already being taken into account in the determination of Cash and Debt.

1.2	In this agreement, unless the context requires otherwise, a reference to:

(a)	legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any legislation made under or implementing it, in each case for the time being in force (whether before, on or after the date of this agreement);

(b)	Dutch legal concepts, articles or provisions shall be deemed to include the same or similar concepts, articles or provisions of other jurisdictions (provided that English language words are used to describe Dutch legal concepts only, so that the consequences of using such words under any law other than Dutch law shall be disregarded);

(c)	“law(s)” means any applicable law and any binding rule or regulation of any Authority;

(d)	the Parties includes their respective successors, authorised assigns and personal representatives;

(e)	any party to this agreement comprising more than one person includes each person constituting that party;

(f)	any gender includes all genders, and the singular includes the plural (and vice versa);

(g)	any time of day or date is to that time or date in Amsterdam and to a day, a month or a year are to a calendar day (unless Business Days are specified), a calendar month or a calendar year respectively;

(h)	“EUR”, “Euro” or “€” means euro, the official currency of the European Union;

(i)	“USD”, “dollar” or “$” means US Dollar, the official currency of the United States;

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(j)	“includes” or “including” means “including but not limited to”;

(k)	a person includes any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not being a separate legal entity);

(l)	a document being in writing or written includes any method of representing or reproducing words in a legible form; and

(m)	“agreed form” is to a document in the terms agreed between the Parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this agreement.

1.3	For the purposes of applying a reference to a monetary sum expressed in EUR or USD (as the case may be) in this agreement, the corresponding amount in USD or, respectively, EUR (as the case may be) converted at the average of the closing mid-point spot rates for a transaction between the relevant currencies as quoted by Fxtop Currency Converter (at https://fxtop.com/en/historical-exchange-rates.php?A=1&C1=EUR&C2=USD&DD1=01&MM1=04&YYYY1=2016&B=1&P=&I=1&DD2=30&MM2=04&YYYY2=2016&btnOK=Go%21) as at the close of business on each of the 5 Business Days immediately preceding the Signing Date, which is USD 1.174 per EUR 1.

1.4	The schedules, the appendices and any other attachments to this agreement form an integral part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement. Any reference to this agreement shall include the schedules, the appendices and any other attachments to it.

1.5	The contents list and headings are meant for ease of reference only and shall not affect the construction or interpretation of this agreement.

1.6	Unless the context requires otherwise, any reference in this agreement to a clause, schedule or appendix is to a clause of or schedule or appendix to this agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.

1.7	No provision of this agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, acknowledging the fact that representatives of all Parties have participated in the drafting and negotiation of this agreement.

2.	SALE AND PURCHASE OF SHARES

2.1	Subject to the terms and conditions of this agreement, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller the Shares.

2.2	On Completion, the Seller shall transfer the Shares to the Purchaser free of any Encumbrances and together with all rights attaching or accruing to them.

2.3	Subject to Completion, the Shares shall be for the economic risk and account (voor rekening en risico) of the Purchaser from Completion.

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2.4	Each of the Seller and the Parent:

(a)	covenants with the Purchaser that the Seller has the right to transfer or to procure the transfer of the full legal and beneficial interest in such Shares to the Purchaser on the terms set out in this agreement; and

(b)	waives any right of pre-emption or other restriction on transfer in respect of such Shares or any of them, and agrees to procure on Completion the irrevocable waiver of any such right or restriction conferred on any other person.

3.	PURCHASE PRICE AND PAYMENT

Purchase Price

3.1	The purchase price for the Shares, as agreed between the Purchaser and the Seller on the basis of the Closing Balance Sheet shall be: USD 16,000,000 (being the Debt/Cash-free Purchase Price) (“Purchase Price”).

Payment

3.2	The Purchase Price shall be paid as follows:

(a)	80% of the Purchase Price, being: USD 12,800,000, shall be paid in cash in USD at Completion by the Purchaser (“Completion Payment”) in accordance with clause 7.5;

(b)	20% of the Purchase Price, being: USD 3,200,000, shall be paid in cash in USD on the day that falls one year after Completion (“Deferred Payment”) by electronic transfer to a bank account designated by the Seller.

3.3	The Seller undertakes to put the Company in sufficient funds (from its proceeds of the Completion Payment) at Completion by way of share premium contribution (agio storting) so as to enable the Company to (and the Seller shall procure that the Company shall), on Completion, fully settle the Buy-Out Royalty Payment to Image Space Incorporated in accordance with clause 7.5.

3.4	To secure payment by the Purchaser of the Deferred Payment, the Purchaser will grant a right of pledge (pandrecht) on 20% of the Shares, numbered 1 through 20 (“Pledged Shares”) by means of execution of the Deed of Pledge at Completion. The voting rights attached to the Pledged Shares will be transferred to the Seller if and to the extent that the Purchaser has not paid the Deferred Payment within 30 Business Days following receipt of Seller’s notice of default that the Deferred Payment has fallen due in accordance with clause 3.3(b).

4.	CONDITIONS to completion

Conditions

4.1	The obligation of the Purchaser to effect Completion is subject to the satisfaction or waiver (as the case may be) of the following conditions precedent (opschortende voorwaarden) (the “Conditions”):

(a)	the Company having acquired full ownership and title to all Intellectual Property Rights or other rights vesting in rF2, the rF2 Brand, rF2 Content and rF2 Software and in any derived or amended racing and driving simulation games or software applications thereof without any Encumbrance by way of transfer and/or assignment from all relevant parties, including by:

	(i)	the Company and Image Space Incorporated having executed the Deed of Assignment, substantially in the form attached as schedule 14 (part 1) in consideration of the Buy Out Royalty Payment; and

	(ii)	each of the relevant members of the Seller Group (including the Seller, the Parent, Luminis UK Limited and Luminis Technologies B.V.) and the Company having executed the Deed of Assignment in schedule 14 (part 2);

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(b)	the Company having received a Change of Control Consent from each counterparty to the Third Party Licenses Cars and Tracks as attached as schedule 15 (part 2) (“Change of Control Consent”);

(c)	the Purchaser having, on behalf of the Company by way of power of attorney, filed a trademark application (word and figurative) in respect of “RFactor2” and “rF2” with the Benelux trademark registry in name of the Company;

(d)	the Seller having obtained from Rabobank (i) a release letter for the Company regarding the joint and several liability arising from the credit agreement of the Seller Group with Rabobank and (ii) confirmation that all Encumbrances on the Shares and/or the Business (as the case may be) have been released;

(e)	the Seller having delivered the (i) Employment Agreements signed by each of the Key Persons and (ii) acceptance in writing, substantially in the form as attached as schedule 13 (part 2), from each of the Transferring UK Employees (other than Dom Duhan, who will have signed the Employment Agreement pursuant to (i) above) acknowledging the transfer of their current employment contract to the Company;

(f)	no Seller Warranty Breach has occurred; and

(g)	no breach of the pre-completion covenants set out in clause 5 has occurred.

Responsibility for satisfaction and information

4.2	The Seller shall use its best efforts to satisfy Conditions set out in clause 4.1 as soon as possible after the Signing Date.

4.3	The Seller shall keep the Purchaser informed of the process of satisfying the Conditions and shall immediately provide a status update upon the reasonable request of the Purchaser.

Notice and waiver

4.4	The Seller shall notify the Purchaser immediately upon becoming aware (i) that a Condition has been satisfied or (ii) of anything that will or may prevent any of the Conditions from being satisfied. The Seller shall provide all relevant documentation evidencing that such Condition has been fulfilled or is not being able to be fulfilled.

4.5	The Conditions in clause 4.1 are for the sole benefit of the Purchaser and can only be waived by the Purchaser in writing to the Seller. Any waiver shall be without prejudice to any other rights or remedies such Party may have, including the right to claim damages.

4.6	In the event that, between the Signing Date and the anticipated Completion Date the Purchaser decides to (partially) waive the Condition contained in 4.1(b) in order for Completion to take place, the Purchaser has the right to request the Seller following Completion to, upon which the Seller shall procure that any relevant member of the Seller Group shall, use commercially reasonable efforts to obtain any of the outstanding Change of Control Consents from any of the Third Party Licenses Cars and Tracks.

Long stop date

4.7	If any of the Conditions set out in clause 4.1 are not satisfied or waived before 30 April 2021 23:59 CET, this agreement may be terminated by the Purchaser by written notice to the Seller and the Parent.

No compensation

4.8	Upon termination in accordance with clause 4.7 and if no breach of this agreement has occurred, then neither Party shall be entitled to claim any compensation for damage, costs or expenses nor specific performance.

5.	Pre-completion covenants

Operation of the Business

5.1	Subject to clause 5.2, the Seller shall procure that the Company shall continue to operate its Business in the ordinary course of business, consistent with past practice, while preserving good customer and supplier and other third party relations.

Restrictions between Signing and Completion

5.2	Between the Signing Date and Completion, the Seller shall procure that the Company shall not or shall not agree to (whether conditionally or not), without the Purchaser’s prior written consent:

	(a)	reclassify, split (splitsing van aandelen, samenvoeging van verschillende klassen van aandelen), repay, recapitalise (omzetting reserves in aandelenkapitaal), repurchase, adjust the par value of or pay out stock dividend, of any shares or other ownership interests of the Company (except for the Dividend Payment);

	(b)	create, allot, issue, pledge, dispose of or encumber any of its shares, ownership interests or voting securities, or any warrants, convertible securities or other rights of any kind to acquire or receive any of its shares, any other of its ownership interests or any of its voting securities, or issue any instruments that give rise to a right of the holder to obtain any of its shares, ownership interests or voting securities;

	(c)	except for the Dividend Payment, declare, set aside, make or pay any dividend or make any equity distribution to its shareholders;

	(d)	adopt any resolution of its shareholders or any class of its shareholders pertaining to its share capital, whether in general meeting or otherwise;

	(e)	amend or otherwise change any of its constitutional or other corporate governing documents;

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(f)	change its accounting procedures, principles or practices other than any changes required by the applicable laws;

(g)	acquire (by merger, consolidation or acquisition of stock or assets) or dispose of any corporation, partnership or other business organisation or division of it or any equity interest in it;

(h)	set up or dispose of any branch or subsidiary or enter into, terminate or amend any joint venture agreement or other form of partnership agreement;

(i)	dispose of or grant any option or right of pre-emption in respect of any of its assets;

(j)	enter into, amend or terminate any contract with a term in excess of 12 months or enters into any contract which is or can reasonably be expected to be loss making;

(k)	make any investments or incur any capital expenditures;

(l)	grant any material loans, advances or capital contributions to, or investments in, any other person;

(m)	incur any additional indebtedness, or issue any debt securities or assume, guarantee or endorse any material obligations of any other person;

(n)	permit any of its insurances to expire or terminate any of them, or do anything which would make any insurance policy void or voidable;

(o)	settle, withdraw or initiate any legal proceedings or other disputes;

(p)	make any changes to the terms of employment or engagement, as the case may be, of any of its employees, independent contractors or board members, employ any new person, or terminate (except for good cause) the employment of any employee or set up or amends any pension scheme or awards any pension rights;

(q)	enter into, terminate or amend any collective agreements or other arrangements with unions or other employees’ representatives or decide to implement any collective dismissals;

(r)	implement or propose any change or additions to any pensions scheme or grant or create any additional retirement, death, or disability benefit other than as required by applicable laws or the existing collective agreements;

(s)	cancel any debt or otherwise waives any claim or other right;

(t)	cancel or terminates any insurance policy that provides cover for risks relating to the Company’s business;

(u)	amend, revoke or re-submit any Tax Return which has previously been submitted to a Tax Authority, adopt or change any Tax accounting method, or amend, disclaim or revoke any Relief relating to Tax or any claim, surrender or election relating to Tax which has previously been received or submitted or notified to any Tax Authority or otherwise given effect pursuant to applicable law;

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(v)	settle, compromise, agree or materially negotiate any audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, surrender any claim to a Tax Benefit, enter into any closing agreement or similar agreement with any Tax Authority, or consent to any extension or waiver of the limitation period relating to Tax;

(w)	change its residence for Tax purposes;

(x)	acquire or dispose of any real property or interest in real property;

(y)	acquire or dispose of any Intellectual Property Rights; or

(z)	acquire of dispose of any other asset (except in the ordinary course of business).

Information and access

5.3	Between the Signing Date and Completion, the Seller shall procure that the Company shall (subject to its confidentiality obligations and to the extent permitted by applicable laws):

	(a)	keep the Purchaser informed about matters of material importance to the Business and any matter which would constitute a Seller Warranty Breach if the Seller Warranties were repeated at Completion;

	(b)	promptly provide such information about the Business and its assets and affairs to the Purchaser as it reasonably requests; and

	(c)	allow the Purchaser and its representatives reasonable access to its premises, books and records and employees during normal business hours,

to enable the Purchaser to monitor the Seller’s compliance with its obligations under this agreement and to assist the transition of the management and operation of the Company to the Purchaser from Completion.

6.	Group separation issues

Seller Group relations and inter-group payables and receivables

6.1	The Seller shall procure that all contractual relationships between the Company on the one hand, and any member of the Seller Group on the other hand, are terminated with effect from Completion at no cost to the Company.

6.2	The Seller undertakes to procure that, by no later than Completion, all Inter-Group Payables and Inter-Group Receivables (including any accrued interest) are fully and finally settled and discharged by the Company and the relevant members of the Seller Group. The payments required to settle the Inter-Group Payables and Inter-Group Receivables may be aggregated and discharged by way of set-off.

Company receivables

6.3	If any member of the Seller Group at any time before or after Completion receives any monies in respect of any goods or services supplied by the Company, then the Seller shall pay an equal to the amount so received by that member of the Seller Group to the Purchaser (or any other member of the Purchaser Group as directed by the Purchaser) within 15 Business Days of receipt thereof by the relevant member of the Seller Group.

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Guarantees

6.4	The Seller undertakes to procure that, by no later than Completion, any and all guarantees and indemnities given by the Company to any person or party, are fully and finally released and terminated.

Rabobank facility

6.5	Prior to Completion, the Seller shall obtain from Rabobank (i) a release letter for the Company regarding the joint and several liability arising from the credit agreement of the Seller Group with Rabobank and (ii) confirmation that all Encumbrances on the Shares and/or the Business (as the case may be) have been released.

Insurance

6.6	Provided that the Company is covered by the Motorsport Games umbrella insurance policy as from Completion, the Seller shall procure that the Parent’s master insurance agreement is terminated in respect of the Company as per Completion with no remaining (payment) obligations or liabilities.

Accounting administration/back-office services

6.7	Between the Signing Date and Completion and for the period after Completion necessary for the Purchaser to transition, integrate and onboard the Company’s operations into the Purchaser Group, the Seller and the Parent shall procure that the relevant members of the Seller Group shall – upon reasonable request of the Purchaser – be available for any form of assistance necessary to transition, integrate and onboard the Company’s operations into the Purchaser Group, including with respect to accounting administration and back-office services.

Pension scheme

6.8	The Seller shall procure that, as from Completion, the Parent’s collective pension scheme assured with Nationale Nederlanden is duplicated into a separate pension scheme for the Company’s Transferring UK Employees under the same terms and conditions.

Transferring UK Employees

6.9	The Parties acknowledge and agree that it is contemplated that the Transferring UK Employees will transfer to Motorsport Games Limited at the Completion Date. Pursuant to clause 4.1(e), the Seller shall procure that the Transferring UK Employees will accept in writing the transfer of their current employment contract to the Company. Between the Signing Date and Completion, the Seller shall use reasonable commercial efforts to procure that the Transferring UK Employees will enter into an Employment Agreement with Motorsport Games Limited as from Completion.

6.10	Other than the Transferring UK Employees, the Seller Group has no employees who are dedicated to or predominantly working in the Business and whose rights and obligations under their employment agreement would transfer to the Company on the basis of section 7:662 et seq. of the DCC as a result of the Transaction.

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Business IPR

6.11	To the extent that:

(a) any Business IPR has not been assigned and legally transferred (in full or in part) by the Parent, the Seller or any other member of the Seller Group to the Company prior to Completion, this agreement shall be deemed a deed of transfer with respect to such Business IPR to be assigned or transferred from the Parent or the Seller to the Company;

(b) the assignment or transfer of any Business IPR to the Company requires any additional act of the Parent, the Seller or any other member of the Seller Group (as the case may be) prior to Completion or thereafter, the Parent and the Seller shall (and shall procure that any other member of the Seller Group shall) promptly perform such acts as necessary to ensure the assignment or transfer to the Company;

(c) any further legal act or service be required or desired following Completion with regard to the assignment and transfer of the Business IPR, the Parent and the Seller hereby grant (and shall procure that any other member of the Seller Group shall grant) an unconditional and irrevocable power of attorney authorizing the Purchaser, with power of substitution, to perform such acts and to sign all deeds and documents or perform or cause to be performed all acts of service necessary to that end; and

(d) it appears after Completion that any (part) of the Business IPR has not been assigned and legally transferred (in full or in part) by any third party to the Company, the Parent and the Seller shall (and shall procure that any other member of the Seller Group shall) procure that such third party assigns and transfers such remaining Business IPR to the Company or, at the Purchaser’s discretion, any member of the Purchaser Group.

Books and records

6.12	During the 2 years period following Completion, each of the Parent and the Seller shall procure that all material records, papers, documents and data in the possession, custody or control of the Seller or any member of the Seller Group, to the extent relating to the Business IPR, the Business or the affairs of the Company, be deemed to be the property of, and shall be held on behalf of, the Company and any such items shall be delivered or made available to the Company immediately upon request by the Purchaser;

Company’s names and marks

6.13	Each of the Seller and the Parent undertakes and covenants to the Purchaser that, as soon as reasonably practicable after Completion and in any event within one month after the Completion Date, each member of the Seller Group whose corporate name or trade name includes the word “Studio397”, “397”, “rFactor”, “rFactor2”, “rF”, “rF2” (or any word which, in the reasonable opinion of the Purchaser is substantially or confusingly similar to those words) changes its name to remove them and will permanently cease and desist from any such use.

Wrong pockets

6.14	Each of the Seller and the Parent undertakes to the Purchaser that, if the Seller, the Parent or any other member of the Seller Group owns any asset which, at any time during the period of 12 months ending on the Completion Date, was used by the Company in carrying out the Business (“Relevant Asset”), then the Seller and the Parent shall (and shall procure that the Seller Group shall):

(a) if the Relevant Asset was used exclusively by the Company in carrying the Business, do all such things and/or execute and deliver all such documents as may be necessary to transfer the Relevant Asset absolutely to the Purchaser or the Company (as the Purchaser shall so direct, and being the “Asset Recipient”) for nil consideration, and, pending such transfer, the Relevant Asset shall be held on trust for the Asset Recipient; or

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(b)	otherwise, do all such things and/or execute and deliver all such documents as may be necessary to grant to the Asset Recipient a royalty free, non-exclusive, perpetual, assignable, irrevocable, worldwide licence (with a right to sub license) to use the Relevant Asset, provided that if any third party consent or approval is required for the transfer of, or the grant of the licence in relation to, the Relevant Asset to be legal, valid or enforceable, then the Seller and the Parent shall (and shall procure that the Seller Group shall) use its best endeavours to obtain that consent or approval as soon as reasonably practicable, upon which the Relevant Asset shall be transferred to the Asset Recipient under clause 6.15(a) or a licence shall be granted to the Asset Recipient under clause 6.15(a), as the case may be.

7.	COMPLETION

Completion actions and deliverables

7.1	Completion shall take place on the Completion Date at the offices of the Notary.

7.2	On or prior to the day that is two Business Days prior to the Completion Date, the Purchaser shall and the Seller shall sign the Notary Letter as required.

7.3	On the Completion Date, the Parties shall, and the Seller shall procure that the Company shall take all actions and execute or ensure the execution of all such documents, as reasonably deemed necessary or appropriate by the Purchaser to fully effect the Transaction, including the following legal actions and steps:

(a) by no later than 10.00 am on the Completion Date, the Purchaser shall pay or procure payment of the Completion Payment by electronic transfer to the Notary’s Bank Account;

(b) the Seller and the Parent shall confirm that the Conditions have either been satisfied or waived in accordance with the provisions of clause 4, and the Seller or the Parent (as the case may be) shall deliver to the Purchaser copies of all such documents executed pursuant to the clause 4.1, to the extent applicable, in respect of the satisfaction of those Conditions that have not been waived;

(c) the Seller shall deliver to the Notary (with a copy to the Purchaser) the written resignation letter of the Parent, substantially in the form attached as of schedule 9 (part 1), resigning as managing director (statutair bestuurder) of the Company;

(d) the Seller shall adopt a written shareholder’s resolution:

(i) accepting the resignation referred to in clause 7.3(c); and

(ii) appointing one or more persons (or a legal entity) nominated by the Purchaser as managing director(s) (statutair bestuurder) of the Company; and

(iii) amending the articles of association of the Company, substantially in the form as attached as schedule 9 (part 3),

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substantially in the form attached as schedule 9 (part 2);

(e)	the Seller and the Purchaser shall instruct the Notary to transfer the Shares to the Purchaser by executing the Deed of Transfer; and

(f)	the Seller and the Purchaser shall instruct the Notary to establish a right of pledge on the Pledged Shares for the benefit of the Seller by executing the Deed of Pledge.

7.4	Until the execution of the Deed of Transfer, the Notary shall hold the Completion Payment on behalf of the Purchaser in accordance with the Notary Letter. Upon the execution of the Deed of Transfer, the Notary shall hold the Completion Payment on behalf of the Seller in accordance with the Notary Letter. The execution of the Deed of Transfer by the Seller shall be deemed to constitute full discharge (kwijting) of the Purchaser’s obligation to pay the Completion Payment.

7.5	The Purchaser shall ensure that the Notary shall:

	(a)	transfer the Completion Payment minus the Buy-Out Royalty Payment (being: USD [***]) by electronic transfer to a bank account designated by the Seller in accordance with the Notary Letter on the first Business Day immediately following the Completion Date;

	(b)	transfer the Buy-Out Royalty Payment (being: USD [***]) by electronic transfer to a bank account designated by Image Space Incorporated in accordance with the Notary Letter on the first Business Day immediately following the Completion Date;

	(c)	register the transfer of the Shares and the Pledged Shares in the Company’s shareholders’ register (aandeelhoudersregister) and return the shareholders’ register to the Company; and

	(d)	register the transfer of the Shares and the change of directors detailed in clause 7.3 with the Dutch Trade Register.

7.6	To the extent that any of the documents or actions set out in clause 7.3 are executed before Completion, they shall be deemed to have been executed at Completion.

Consequence of non-compliance

7.7	If any of the Parties fails to comply with any of its obligations under clauses 7.2 or 7.3, on or prior to the Completion Date (“Defaulting Party”), then the Seller (in the case of the Purchaser’s non-compliance) or the Purchaser (in the case of the Seller’s non-compliance) (“Non-Defaulting Party”) may decide after consulting the failing Party and without prejudice to any other right or remedy available to it:

	(a)	to effect Completion on the envisaged Completion Date to the extent practicable (to be determined by the Non-Defaulting Party in its sole discretion); or

	(b)	to set a new date for Completion, occurring in the period between 5 Business Days and 15 Business Days after the date on which Completion was envisaged to take place, in which case this clause 7 will also apply to the Completion so deferred.

7.8	If at the date the deferred Completion as meant in clause 7.7(b) is to be effected, the Defaulting Party fails to comply with any of its obligations under clauses 7.2 or 7.3, then the Non-Defaulting Party may (in addition, and without prejudice to any other right or remedy available to it) terminate this agreement by giving written notice to the other Party.

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7.9	If this agreement is terminated in accordance with clause 7.8, then:

(a) the Defaulting Party failing to comply with its obligations under clauses 7.2 or 7.3 shall indemnify and hold the Non-Defaulting Party harmless from and against any and all losses, costs, charges, expenses, damage, liabilities, actions and legal proceedings (including attorney and expert fees and expenses) incurred by the other resulting from such failure; and

(b) all actions already taken shall be deemed not to have been taken and shall remain without effect or, where appropriate, shall be reversed (unless the Parties agree otherwise) and the Parties shall provide their full co-operation to effect any such reversal.

8.	Seller Warranties and breaches

Seller Warranties

8.1	The Seller warrants (garandeert) to the Purchaser that each of the Seller Warranties is true and accurate on the Signing Date and on the Completion Date and that nothing has been omitted which renders any Disclosed Information untrue or inaccurate on the Completion Date.

8.2	The Seller acknowledges that each of the Seller Warranties being true and accurate is essential for the Purchaser’s decision to enter into this agreement on the terms contained in it (including payment of the Purchase Price).

8.3	The Parties acknowledge and agree that the Seller Warranties constitute an express allocation of risk between the Purchaser and the Seller to the effect that any Seller Warranty being untrue or incorrect is for the account and risk of the Seller. For the avoidance of doubt, the Seller hereby waives its rights under section 6:75 of the DCC.

8.4	The Seller acknowledges that each of the Seller Warranties is to be interpreted independently and is not limited by any other provision of this agreement or any other Seller Warranty. The Seller acknowledges that the Purchaser’s ability to rely on the Seller Warranties (other than in respect of the Fundamental Warranties and the IP Warranties) shall be limited only by the matters Fairly Disclosed in the Disclosed Information. The liability of the Seller in respect of any Seller Warranty Breach in relation to the Fundamental Warranties and the IP Warranties shall not be limited by any Disclosed Information whatsoever.

Seller Warranty Breach

8.5	The Seller warrants that the Seller, its representatives and advisers involved in the Transaction are not aware of a Warranty Breach or any other breach of this agreement nor of any matter potentially resulting in a Seller Warranty Breach or any other breach of this agreement on the Signing Date. The Seller shall refrain from making any claim against the Company or any person who is or was an Employee, managing director or supervisory director of the Company.

8.6	In the event of a Seller Warranty Breach, the Seller shall, following Completion, indemnify and hold the Purchaser or, at the Purchaser’s sole discretion, the Company harmless against any amount of loss, damage and fees, costs and expenses (schade) incurred or suffered in relation to each Seller Warranty Breach, including the amount necessary to put the Purchaser or, at the Purchaser’s sole discretion, the Company, in the position it would have been had the facts or circumstances giving rise to such Seller Warranty Breach not occurred (“Damage”).

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9.	Conduct of claims

Claim Notice

9.1	The Purchaser shall within a reasonable period after it becomes aware of a Claim, give written notice of such Claim to the Seller (“Claim Notice”). The Claim Notice must contain those details of such Claim as are then readily available to the Purchaser, including any estimate of the amount of the Claim, and other information reasonably necessary to enable the Seller to assess the merits of the Claim. Failure to give any Claim Notice shall not affect the rights of the Purchaser.

Third Party Claims

9.2	If a Claim notified pursuant to a Claim Notice in accordance with clause 9.1 relates to a claim by a third party in or out of court against the Purchaser or the Company (a “Third Party Claim”), then the Purchaser shall be entitled to take, or procure the Company takes, any action necessary to defend or settle such Third Party Claim. The Purchaser shall, and shall procure that the Company shall, keep the Seller reasonably informed on the Third Party Claim and shall consult with the Seller in relation to such Third Party Claim.

10.	LIMITATIONs On seller’S LIABILITY

Financial thresholds

10.1	The Seller shall only be liable for any Seller Warranty Breaches relating to a Business Warranty insofar:

(a) the amount of the individual Damage or a series of Damages arising from related facts or circumstances exceeds EUR 5,000; and

(b) the aggregate amount of all Damages from such Seller Warranty Breaches exceeds EUR 25,000,

in which case the Seller’s liability shall (subject to clause 10.2) be for the full amount of all such Damages and not for the excess only.

Financial cap

10.2	The maximum aggregate liability of the Seller under this agreement, claims under the Tax Covenant, claims under clause 11 (Specific Indemnities) or for any breach of clauses 5 (Pre-completion covenants), 13 (Restrictive covenants) or 14 (Confidentiality and announcements)) shall be limited to the Purchase Price.

Time limits

10.3	The Seller shall not be liable for a Seller Warranty Breach, unless the Claim Notice has been given to the Seller:

(a) if such Seller Warranty Breach relates to the Fundamental Warranties, within 20 years after the Completion Date;

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	(b)	if such Seller Warranty Breach relates to the IP Warranties, within 10 years after the Completion Date;

	(c)	if such Seller Warranty Breach relates to the Business Warranties, within 3 years after the Completion Date; and

	(d)	if such Seller Warranty Breach relates to the Tax Warranties, within 6 months after the expiry of the relevant statute of limitations.

Information and knowledge

10.4	The Seller shall not be liable for a Seller Warranty Breach to the extent matters relating to such Seller Warranty Breach (other than the Fundamental Warranties and the IP Warranties) have been Fairly Disclosed in the Disclosed Information.

Other exclusions and limitations

10.5	The Seller shall not be liable for a Seller Warranty Breach to the extent it is as a result of:

	(a)	any act, omission, transaction, or arrangement performed at the written request of the Purchaser before Completion or in respect of which the Purchaser has given its prior written consent; or

	(b)	any change in law after the Completion Date.

Tax and reductions

	10.6	For the purpose of this clause 10, the Seller’s liability for any Seller Warranty Breach, shall be (a) calculated on a net after Tax basis and (b) be reduced by:

	(a)	any amount actually received by the Purchaser Group under any insurance policy, to the extent such amount directly relates to the Claim (net of any deductible amount and taking into account any resulting increase in premium); and

	(b)	any Tax refund actually received by the Purchaser Group or any deduction of Tax actually owing by the Purchaser Group, to the extent that such refund or deduction directly relates to the Claim.

No double recovery

10.7	The Purchaser shall not be entitled to recover from the Seller more than once in respect of the same Damage suffered.

Exclusion of limitations

10.8	None of the conduct of claims provisions in clause 10 or the limitations of Seller’s liability pursuant to this clause 10 (whether in time, amount or otherwise) shall apply in the case:

	(a)	that a Seller Warranty Breach or a matter that could potentially give rise to a Seller Warranty Breach was wilfully, or due to gross negligence, not Fairly Disclosed to the Purchaser; and

	(b)	of fraud (bedrog), wilful misconduct (opzet) or gross negligence (grove nalatigheid) on the part of the Seller Group, the Company or any of their managers or employees.

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11.	Specific Indemnities

11.1	From Completion, the Seller shall at all times indemnify and hold harmless the Purchaser or, at the Purchaser’s sole discretion, the Company, for all losses, costs, charges, expenses, damage, liabilities, claims, demands, actions and legal proceedings (including attorney and expert fees and expenses) resulting directly or indirectly from or relating to:

(a) any breach of the IP Warranties;

(b) a claim from:

(i) an employee of the Seller Group, who is not a Transferring UK Employee, who has transferred to the Company by operation of law due to a transfer of undertaking (overgang van onderneming) provided in sections 7:662 et seq. of the DCC;

(ii) any employee or contractor engaged by or working for the Seller Group claiming employment with the Company as a result of the Transaction; or

(iii) a Transferring UK Employee who remained employed by the Seller Group after Completion;

(c) any liabilities pursuant to misclassification as employment relationships of the independent contractor relationships (overeenkomsten van opdracht) between any Contractor and the Company;

(d) any of the Third Party Licenses Cars and Tracks invoking any (termination or other) rights under its respective agreement with the Company pursuant to the Transaction;

(e) any liabilities resulting from non-compliance with the mandatory requirements of the Data Protection Laws prior to Completion and the period thereafter required for the Company to become compliant; and

(f) any breach of any (i) pre-Completion covenants as set forth in clause 5, (ii) covenants as set forth in clause 6, and/or (iii) covenant to be performed by the Seller after Completion,

(collectively with the Tax Indemnities, “Specific Indemnities”).

11.2	None of the Seller’s obligations under the Specific Indemnities shall be limited or qualified in any respect by the provisions of this agreement. The liability of the Seller in respect of any of the Specific Indemnities shall not be limited by any Disclosed Information whatsoever.

12.	TAX COVENANT

12.1	The provisions of schedule 8 shall apply in respect of Tax.

13.	Restrictive covenants

Competing business; customers and suppliers; employees

13.1	In order to protect the full benefit and goodwill and the know-how of the Business to the Purchaser, each of the Seller, the Parent and the Shareholders undertake to the Purchaser and the Company (by way of a third party stipulation (derdenbeding om niet)) that it will not, and it will procure that the Seller Group will not, during a period of three years after the Completion Date, either alone or jointly with others, directly or indirectly:

(a) have an interest in, be engaged in, or be concerned with, or approach any person with a view to obtaining an interest in or being engaged in or concerned with, any business involving the development or production of, or the trading in, any products developed, produced or traded by the Company or offering any services in relation to the Business;

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	(b)	persuade, cause or attempt to persuade any licensor, distributor, commercial agent, employee or independent contractor of, or natural person engaged on the basis of a management or similar agreement by the Company, to terminate its relationship with the Company, or employ or engage any such person within twelve months after the effective termination of such person’s relationship with the Company, or take any action that may result in the impairment of such relationship;

	(c)	persuade, cause or attempt to persuade any customer of the Company to terminate its relationship with the Company, or take any action that may result in the impairment of such relationship, including by seeking to obtain orders from, or offering goods or services to, any person who has been a customer of the Company within twelve months immediately preceding the Completion Date;

	(d)	persuade, cause or attempt to persuade any supplier of the Company to terminate its relationship with the Company, or take any action that may result in the impairment of such relationship, including by soliciting or enticing away from the Company any supplier who supplied goods or services to the Company within twelve months immediately preceding the Completion Date; or

	(e)	persuade, cause or attempt to persuade any other person doing business with the Company to terminate its relationship with the Company, or take any action that may result in the impairment of such relationship.

13.2	Each of the covenants contained in clause 13.1 shall constitute a separate and independent restriction on the Seller, the Parent and the Shareholders.

Names and goodwill

13.3	Each of the Seller, the Parent, the Shareholders’ Companies and the Shareholders undertake to the Purchaser and the Company (by way of a third party stipulation (derdenbeding om niet)) that it will not, and will procure that the Seller Group will not, at any time after Completion, either alone or jointly with others, directly or indirectly:

	(a)	register or use, or procure or permit the registration or use of, the rF2 Brand or any term consisting of (in whole or in part) the term “Studio397”, “397”, “rFactor”, “rFactor2”, “rF”, “rF2” (or any terms which, in the reasonable opinion of the Purchaser is substantially or confusingly similar to those words) or any other signs, trade name, trade mark, style or logo used by the Company in connection with any Business activity whatsoever;

	(b)	do or say anything which is likely or intended to damage the goodwill or reputation of the Company or the Business or which may lead any person to cease to do business with the Company on substantially equivalent terms to those previously offered, or lead any person not to engage in business with the Company.

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Business

13.4	For the purposes of this clause 13, any reference to the Business includes a reference to any expansion or innovation of the Business actually commenced or developed, but not yet marketed by the Company at the Completion Date.

Consequences of breach

13.5	In the event of a breach by any of the Seller, the Parent, the Shareholders’ Companies or the Shareholders of any of its obligations under this clause 13 and without any notice or prior announcement on the part of the Purchaser being required, each of the Seller, the Parent, the Shareholders’ Company or the Shareholder, as the case may be, shall upon receipt of a notice of default pay a penalty to the Purchaser of EUR 300,000 for any such breach and a penalty of EUR 30,000 for every day such breach continues. The aforementioned penalty amounts shall not be payable if the breach has been terminated and rectified in full within 10 days following such notice of default. Notwithstanding the foregoing, any penalties payable pursuant to this clause 13, shall be payable to the Purchaser without prejudice to the Purchaser’s right to seek full compensation for all damages incurred as a result of, or in connection with such breach, and its right to demand performance of this agreement.

Acknowledgement

13.6	Each of the Seller, the Parent, the Shareholders’ Companies and the Shareholders acknowledge the importance of the obligations in this clause 13 for the Purchaser and that the penalty amounts represent a reasonable estimate of the damage likely to be suffered by the Purchaser and/or the Company if the Seller, the Parent, the Shareholders’ Companies or the Shareholders, as the case may be breaches any of its obligations under this clause 13.

14.	Confidentiality and announcements

Company’s confidential information

14.1	Subject to clause 14.4, each of the Seller, the Parent, the Shareholders’ Companies and the Shareholders shall not, and shall procure that the Seller Group shall not, disclose to any person, or use any Confidential Information of the Company that it holds at Completion (or which it subsequently receives pursuant to the terms of this agreement).

Transaction and Parties’ confidential information

14.2	Subject to clause 14.4, each of the Parties shall treat as strictly confidential any information received or obtained as a result of negotiating, entering into or performing this agreement, including:

(a) the provisions and subject matter of, and the negotiations relating to, this agreement and any document referred to in this agreement;

(b) the business and affairs of the other Parties including any Confidential Information of the Seller Group (where the party undertaking this obligation is the Purchaser) or the Purchaser Group (where the party undertaking this obligation is the Seller, the Parent, the Shareholders’ Companies and the Shareholders).

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Announcements

14.3	Save as permitted by clause 14.4(a), the issue of any press statements or other forms of publicity and announcements relating to this agreement or matters that arise from it, including the transactions contemplated by this agreement, require the prior written approval of the Purchaser and the Seller.

Permitted disclosures and announcements

14.4	The restrictions contained in clause 14.1, 14.2 and 14.3 shall not apply if and to the extent that:

(a) an announcement or disclosure is required by any applicable law or any competent Authority or securities exchange, provided that, in each case (unless such consultation is prohibited), such announcement is made or disclosure occurs after consultation (so far as reasonably practicable) as to the timing and content of such announcement or disclosure;

(b) the information has become public through no fault of the relevant Parties;

(c) the Parties have granted prior written consent to the disclosure;

(d) disclosure is necessary to obtain the advice of any professional adviser;

(e) disclosure by a Party is required to enforce its rights or remedies under this agreement;

(f) disclosure to any third party is necessary in relation to a transaction with a member of the Purchaser Group, provided such third party has given a confidentiality undertaking to the Purchaser on the terms and conditions of this clause 14;

(g) disclosure is necessary within the Purchaser Group (including to any of its direct or indirect investors); or

(h) disclosure is necessary by the Seller Group or the Purchaser Group to any Tax Authority.

15.	Security and recourse

Set-off right

15.1	In the event of any claim by the Purchaser pursuant to this agreement, the Purchaser shall have the right to set-off (verrekenen) any such claim against the Deferred Payment. If a claim has been set-off against the Deferred Payment, the Seller shall cooperate and execute any document required to decrease the Pledged Shares pro rata the amount that the Deferred Payment has been decreased with as a result of such set-off, including a Deed of Release substantially in the form as attached hereto as schedule 6 (part 2).

Guarantee (hoofdelijkheid)

15.2	The Parent guarantees to be jointly and severally (hoofdelijk) liable to the Purchaser for the Fundamental Warranties and the IP Warranties.

15.3	Each of the Shareholders guarantee, up to its pro rata shareholding proportion (as set forth in the definition of Shareholders), to be jointly and severally (hoofdelijk) liable to the Purchaser for the Fundamental Warranties and the IP Warranties, in the event that the Parent does not respond within 15 Business Days to a claim notified by the Purchaser in accordance with clause 15.2.

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15.4	The obligations of the Parent and the Shareholders under clause 15.2 and 15.3 respectively:

	(a)	constitute its direct, primary, unconditional and irrevocable obligations to, on first demand by the Purchaser, pay any sum and perform any obligation, which the Seller is liable to pay or perform under this agreement, without requiring the Purchaser to first take any steps against the Seller or any other person;

	(b)	remain in full force and effect until all such obligations have been irrevocably paid and fully discharged;

	(c)	will not be impaired or affected by:

(i) any change in the constitution or control or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, the Seller;

(ii) any amendment of this agreement or any related document; or

(iii) the exercise, variation, renewal or release of, or refusal or neglect to perfect or enforce any right, remedy or security against the Seller or any other person.

15.5	Clause 15.2 and 15.3 constitute a primary obligation of the Parent and the Shareholders. To the extent permitted by law, the Parent and the Shareholders waive and agree to exclude any right, privileges and exceptions granted to a co-obligator (hoofdelijk medeschuldenaar) or surety (borg) which might otherwise apply under Dutch law.

15.6	The Parent warrants (garandeert) to the Purchaser that, at the Signing Date and the Completion Date:

	(a)	it has been duly incorporated and validly exists under the laws of its jurisdiction of incorporation and has the necessary corporate capacity and power to enter into this agreement and to perform its obligations under this agreement;

	(b)	all corporate and other actions required to be taken by the it to authorise the execution of this agreement and the performance of its obligations under this agreement have been duly taken or will have been duly taken by Completion;

	(c)	this agreement has been duly executed on its behalf, constituting legal, valid and binding obligations of the Parent and the Shareholders, enforceable in accordance with its terms;

	(d)	the execution and performance of this agreement does not conflict with or result in a breach of any material provision of the articles of association or similar documents of the Parent and the Shareholders;

	(e)	it is not required to obtain any approval, consent, licence or give notice to any regulatory or governmental body in connection with its execution and performance of the agreement, save as required under this agreement; and

	(f)	no investigation, action or proceeding is pending or impending against the Parent and the Shareholders that may result in any impediment, delay or prohibition, or any other interference with, the Transaction.

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15.7	Each of the Shareholders has sought approval from his spouse for the Shareholder entering into this agreement pursuant to section 1:88 of the DCC, by means of providing an executed spouse declaration in the form set out in schedule 17.

16.	General

16.1	Notices

	(a)	Any notice or other communication to be given in connection with the matters contemplated by this agreement shall, except where expressly provided otherwise, be in writing and in the English language and shall either be delivered in person or sent by registered post or email to the address set out in schedule 16 or, in each case, such other address or contact as a Party may notify to the others in accordance with this clause 16.1.

	(b)	Notice of any change shall be effective three Business Days after the date on which it is deemed to have been given in accordance with this clause 16.1 or such later date as may be specified in the notice. A change of address outside the Netherlands shall have no effect unless domicile in the Netherlands is chosen simultaneously.

	(c)	A notice shall be effective upon receipt and shall be deemed to have been received:

(i) if delivered by hand, registered post or express courier, at the time of delivery; or

(ii) if delivered by email, at the time the email is sent, provided that no automated message is received stating that the email has not been delivered.

However, if any notice would be deemed to have been given after 17:00 on a Business Day and before 9.00 on the next Business Day, such notice shall be deemed to have been given at 9.00 on the second of such Business Days.

	(d)	A notice sent solely to the addressee of the legal adviser of the Party shall not constitute a notification for the purpose of this clause 16.1.

16.2	Termination

	(a)	If this agreement is terminated, which termination can only occur on the basis of and in accordance with the relevant provisions of this agreement, then:

(i) all rights and obligations of the Parties under this agreement shall end and become ineffective, except for the rights and obligations of or pursuant to clauses 1 (Definitions and interpretation), 14 (Confidentiality and announcements), 15 (Security and recourse), 16 (General) and 17 (Governing law and jurisdiction), which will remain in full force and effect after termination of this agreement;

(ii) such termination shall be without prejudice to any rights a Party may have vis-à-vis the other Parties in connection with a breach of any provision of or obligation under this agreement occurring prior to its termination.

	(b)	The Parties waive their rights under sections 6:265 through 6:272 (ontbinding) and section 6:228 (dwaling) of the DCC to rescind (ontbinden) this agreement in whole or in part, to demand the whole or partial rescission (ontbinding) in legal proceedings or to nullify (vernietigen) or amend (wijzigen) it in whole or in part, following Completion. In case of error (dwaling), such error shall be for the account of the Party in error.

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16.3	Exclusions

The Parties agree to exclude the applicability of Title 1 of Book 7 of the DCC and the Parties waive any rights they may have in connection therewith.

16.4	No assignment

(a) Except as provided in this clause 16.4, no Party shall:

(i) assign, transfer or Encumber any of its benefits, rights or obligations under this agreement;

(ii) grant, declare, create or dispose of any right under or interest in this agreement; or

(iii) sub-contract all or any of its obligations under this agreement,

without the prior written consent of the Seller and the Purchaser (such consent not to be unreasonably withheld or delayed).

(b) The Purchaser and any permitted assignee under this clause 16.4 may assign all or any of its benefits or rights under this agreement to any member of the Purchaser Group. Such assignee shall not be entitled to enforce any right assigned to it if it ceases to be a member of the Purchaser Group. The Purchaser shall procure that such assignee reassigns such rights under this agreement back to the Purchaser Group before such assignee ceases to be a member of it.

(c) The Purchaser may assign or Encumber all or any of its benefits or rights under this agreement by way of security in favour of any person who has agreed at any time to provide finance to the Purchaser Group in connection with the transactions contemplated by this agreement, and/or to any agent or trustee of such person for the time being.

(d) This agreement shall be binding on and continue for the benefit of the successors and permitted assignees of each Party.

16.5	Costs

Each Party shall bear its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this agreement as well as the Transaction, it being understood that the Purchaser shall pay the Notary’s fees in connection with the preparation and execution of the Deed of Transfer.

16.6	Notary

With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby acknowledge and confirm that the Notary shall execute any and all deeds related to this agreement.

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16.7	Payments

	(a)	Any payment made by the Seller or the Parent under this agreement shall be deemed to be a reduction of the Purchase Price.

	(b)	If any sum payable by the Seller or the Parent under this agreement is subject to Tax such payment shall be increased so as to ensure that the Purchaser or the Company receives a net amount equal to the amount it would have been entitled to if the sum payable by the Seller or the Parent under this agreement had not been subject to Tax.

	(c)	Without prejudice to any other rights or remedies available to it, the Purchaser may deduct from any amount payable by it under this agreement or any related document any sum due to it under this agreement or any related document.

16.8	Variation and unenforceability

	(a)	No variation to this agreement shall have any effect unless it is agreed in writing and signed by or on behalf of each Party.

	(b)	Each provision of this agreement is severable. If any such provision is rendered illegal, invalid or unenforceable (whether in whole or in part) in any respect under the law of any relevant jurisdiction:

		(i)	that is without prejudice to the legality, validity or enforceability in that jurisdiction of:

			(A)	the other provisions of this agreement (if these other provisions are not inextricably related to the illegal, invalid or unenforceable provision) in that jurisdiction; or

			(B)	such or any provision of this agreement in any other jurisdiction; and

		(ii)	the Parties will reasonably endeavour to negotiate in good faith with a view to replacing it with one or more provisions which are not illegal, invalid or unenforceable and which differ from the replaced provision as little as possible, taking into account the substance and purpose of this agreement.

16.9	Further actions

At the request of the Purchaser after Completion, each Party shall take all actions and execute (or ensure the execution of) all such further documents as reasonably deemed necessary or appropriate by the Purchaser to fully effect the Transaction.

16.10	Entire agreement

This agreement (together with all documents referred to in it and executed at Completion) constitutes the whole and only agreement and understanding between the Parties in relation to its subject matter. All previous understandings, letters of intent, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, including the Term Sheet and the Binding Term Sheet, between the Parties or members of the Seller Group and the Purchaser Group respectively with any bearing on the subject matter of this agreement are superseded and terminated (and all rights and liabilities arising pursuant to them, whether or not accrued at the date of this agreement, are cancelled) to the extent that they have such a bearing.

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16.11	Waiver

	(a)	Except as expressly otherwise provided in this agreement, no omission or delay on the part of any Party in exercising any right or remedy under this agreement or by law shall be construed as a waiver thereof or of any other right or remedy, or shall prejudice or impair any further exercise of such or any other right or remedy. Any single or partial exercise of any right or remedy under this agreement or by law shall not preclude the further or any future exercise thereof or of any other right or remedy.

	(b)	A waiver of any right or remedy under this agreement shall only be effective if given in writing and executed by or on behalf of the Party giving the waiver, and shall not be deemed a waiver of any right or remedy in respect of any subsequent breach or default.

	(c)	An amendment of or supplement to this agreement shall only be valid if it is in writing and duly signed by or on behalf of both Parties.

16.12	Exercise of rights and third party stipulation

	(a)	If a Party does not exercise any right under this agreement (including one Party granting any other Party an extension of time to perform its obligations under any provision of it), then such shall not be deemed to constitute a forfeit of any such right (rechtsverwerking).

	(b)	Except as expressly provided otherwise in this agreement, only a Party or a Party’s permitted assignees or successors may enforce the terms of this agreement. In the event any third party stipulation (derdenbeding) contained in this agreement is accepted by any third party, such third party will not become a party to this agreement.

16.13	Counterparts

This agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this agreement by PDF-file (or other scanned document) sent by email to the Parties shall be effective as delivery of an original counterpart of this agreement.

17.	Governing law and jurisdiction

17.1	This agreement shall be governed by and construed in accordance with Dutch law, with the exclusion of any conflict of law rules under Dutch private international law.

17.2	Any and all disputes between the Parties arising from or in connection with this agreement and/or any agreement, arrangement or undertaking resulting from this agreement shall be settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (“NAI”).

17.3	The following shall apply:

	(a)	the proceedings shall be conducted in the English language;

	(b)	the seat of arbitration shall be Amsterdam, the Netherlands;

	(c)	the arbitral tribunal shall be composed of three arbitrators;

	(d)	to ensure that the arbitral award shall not be published, each Party shall notify the administrator of the NAI within one month after receipt of the arbitral award that they object to publication of the arbitral award by the NAI; and

	(e)	consolidation of the arbitral proceedings with other arbitral proceedings is hereby excluded except for other arbitral proceedings under this clause 17.

[signatures on following pages]

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THUS AGREED AND EXECUTED on THE DATE FIRST WRITTEN ABOVE.

PURCHASER:

MOTORSPORT GAMES INC.

/s/ Dmitry Kozko
By:	Dmitry Kozko
Title:	CEO

SELLER:

TECHNOLOGY IN BUSINESS B.V.		TECHNOLOGY IN BUSINESS B.V.

/s/ Hans Bossenbroek		/s/ Laurens Miedema
By:	Luminis International B.V.	By:	Luminis International B.V.
Title:	Director (jointly authorized)	Title:	Director (jointly authorized)
Name:		Name:	Laurens Miedema

PARENT:

LUMINIS INTERNATIONAL B.V.

/s/ Alexander John Merrell
By:	A.J. (John) Merrell
Title:	Director (solely authorized)

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For the acknowledgment of and agreement with clauses 13 (Restrictive Covenants), 14 (Confidentiality and announcements) and 15 (Security and recourse):

SHAREHOLDERS’ COMPANIES:

Hana-Bi B.V.		Illac Holdings B.V.

/s/ Hans Bossenbroek		/s/ Alexander John Merrell
Name:	Hans Bossenbroek	Name:	A.J. (John) Merrell
Title:	Director (solely authorized)	Title:	Director (solely authorized)

CruXBA B.V.		Bassline B.V.

/s/ Laurens Miedema		/s/ Jeroen Bouvrie
Name:	Laurens Miedema	Name:	Jeroen Bouvrie
Title:	Director (solely authorized)	Title:	Director (solely authorized)

SHAREHOLDERS:

Hans Bossenbroek	John Merrell

/s/ Hans Bossenbroek	/s/ Alexander John Merrell

Laurens Miedema	Jeroen Bouvrie

/s/ Laurens Miedema	/s/ Jeroen Bouvrie

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SCHEDULE 1: COMPANY AND SELLER GROUP

Part 1: Company

Corporate name:	Studio397 B.V.

Dutch Trade Register number:	66752973

Date of incorporation:	30 August 2016

Place of incorporation:	Apeldoorn

Date of articles of association currently in force:	30 August 2016

Registered office:	Apeldoorn

Issued share capital:	€ 100,-

	100 Shares	€ 1.00 each

Shareholder:	Technology in Business B.V. (100%)

Director:	Luminis International B.V.

Accounting reference date:	1 January - 31 December, 2019 Accounts published on October 12th 2020.

Auditors:	Boon accountants (Apeldoorn)

Encumbrances:	None

VAT number:	8170.94.441.B.01

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Part 2: Seller Group

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SCHEDULE 2: ACCOUNTS

Part 1: 2019 Accounts

[Separately attached]

Part 2: 2020 Accounts

[Separately attached]

Part 3: 2021 Management Accounts

[Separately attached]

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SCHEDULE 5: DEED OF TRANSFER

571254.01.s397/SGN

DRAFT ZUIDBROEK DATED 15 MARCH 2021

DEED OF TRANSFER OF SHARES

STUDIO397 B.V.

On [●] two thousand twenty-one appears before me, Reinhard Willem Clumpkens, notaris (civil-law notary) practising in Amsterdam:

[●], for the purpose hereof acting as attorney authorised in writing of:

1.	Technology In Business B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 68221126 (the “Transferor”) [and in that capacity representing the Transferor];
2.	MOTORSPORT GAMES INC, incorporated and validly existing under the Laws of the United States of America, having its corporate seat in Delaware, United States of America, the Netherlands and address at Delaware, Dover, Kent County 19901, United States of America, the Netherlands, 3500 c/o Incorporating Services, Ltd. South DuPont Highway, Trade Register number 4671180, (the “Transferee”) [and in that capacity representing the Transferee]; and
3.	Studio397 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 66752973 (the “Company”) [and in that capacity representing the Company].

The person appearing

DECLARES THAT,

Shares.

(i)	the Transferor is holder of one hundred (100) shares in the share capital of the Company, numbered 1 up to and including 100, each share having a nominal value of one Euro (EUR 1.00) (the “Shares”);

Prior acquisition of the Shares.

(ii)	the Shares were acquired by the Transferor pursuant to [an agreement of sale, purchase and transfer] [a transfer to give effect to an agreement of sale and purchase] effected by a notarial deed, executed before [●], notaris in [●], on [●]];

Agreement.

(iii)	on [●] two thousand twenty-one the Transferor, as seller and the Transferee, as purchaser, entered into a share purchase agreement (the “Agreement” and capitalized terms used in this deed not otherwise defined, have the meaning given thereto in the Agreement);
(iv)	under the provisions of the Agreement, the Transferor must transfer the Shares to the Transferee;
(v)	the Shares are recorded in the shareholders register of the Company in the name of the Transferor;

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THE PARTIES AGREE AND CONFIRM AS FOLLOWS:

1. Transfer.

In order to implement the Agreement, the Transferor hereby transfers the Shares to the Transferee, which accepts the Shares.

The Shares are for the account of the Transferee as of [the date of this deed] [another date].

2. Purchase price.

2.1	Pursuant to the Agreement, a portion of the Purchase Price amounting to eighty percent (80%) of the Purchase Price, such amount being the Completion Payment of twelve million eight hundred thousand United States Dollars (USD 12,800,000.00) has been paid into one of the notarial escrow accounts of Zuidbroek B.V., as referred to in Section 25 of the Notaries Act (kwaliteitsrekeningen);
2.2	Negative interest charged to Zuidbroek on this amount - to be calculated from the moment of receipt up to and including the day of payment - shall be paid by the Transferee.

3. Share transfer restrictions | transferability.

3.1	In conformity with article 14 of the articles of association of the Company, the share transfer restrictions included in the articles of association of the Company need not be applied to the present transfer of the Shares since the Transferor is the sole shareholder of the Company.
3.2	The transferability of the Shares within the meaning of article 2:195 section 3 Dutch Civil Code is not excluded for a certain period of time.

4. Acknowledgement.

The Company acknowledges this transfer of the Shares and will record the transfer of the Shares in its shareholders register.

5. Warranties | obligations | quality requirement.

5.1	[Notwithstanding the provisions of the Agreement, the Transferor warrants the Transferee that the Transferor is fully entitled to the Shares, [the Shares are fully paid-up,] they are not encumbered either with a right of pledge or with a right of usufruct and are not attached.
The Transferee accepts these warranties.]
5.2	According to clause 9 of the Agreement, the Transferee and the Transferor declare that, at the moment of execution of this deed of transfer, the Warranties (as defined in the Agreement) agreed by the parties are true and correct.
5.3	There are no obligations as referred to in section 2:192 paragraph 1 under a of the Dutch Civil Code (Burgerlijk Wetboek) attached to the ownership of the Shares.
5.4	The articles of association of the Company do not contain any quality requirement attached to the holding of shares in the capital of the Company.

6. Conditions subsequent and conditions precedent. Dissolution.

6.1	Unless otherwise provided for in this deed, all that has been agreed between the parties prior to the execution of this deed will remain in full effect, provided, however, that a condition subsequent relating to the sale, purchase and transfer of the Shares, if any, may no longer be invoked and a condition precedent relating to the sale, purchase and transfer of the Shares, if any, is deemed to have been fulfilled.
6.2	In addition to the provisions of clause 15 of the Agreement, each of the parties waives any right to dissolve the Agreement and the agreement contained in this deed under section 6:265 Dutch Civil Code as far as it concerns the transfer of the Shares.

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7. Costs.

All costs and expenses connected with this transfer of the Shares will be for the account of the Transferor.

8. Governing law.

This agreement is governed exclusively by Dutch law.

Attached documents.

Sufficient proof of the existence of the powers of attorney has been given to me, notaris.

The written powers of attorney to the person appearing is evidenced by three (3) private instruments, of which photocopies are attached to this deed.

Final.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing to have taken note of the contents of the deed and being in agreement with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by me.

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SCHEDULE 6: SHARE PLEDGE

Part 1: Deed of Pledge

571254.pand.s397/SN

DRAFT ZUIDBROEK DATED 26 FEBRUARY 2021

DEED OF PLEDGE OF SHARES

STUDIO397 B.V.

On [●] two thousand twenty-one appears before me, Reinhard Willem Clumpkens, notaris (civil-law notary) practising in Amsterdam:

[●], for the purpose hereof acting as attorney authorised in writing of:

4.	MOTORSPORT GAMES INC, incorporated and validly existing under the Laws of the United States of America, having its corporate seat in Delaware, United States of America, the Netherlands and address at Delaware, Dover, Kent County 19901, United States of America, the Netherlands, 3500 c/o Incorporating Services, Ltd. South DuPont Highway, Trade Register number 4671180 (the “Pledgor”) [and in that capacity is representing the Pledgor];
5.	Technology In Business B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 68221126 (the “Pledgee”) [and in that capacity is representing the Pledgee]; and
6.	Studio397 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 66752973 (the “Company”) [and in that capacity is representing the Company].

The person appearing

WHEREAS:

Pledge on shares.

(vi)	on [●] two thousand twenty-one the Pledgor, as purchaser, and the Pledgee, as seller, entered into a share purchase agreement (the “Agreement” and capitalized terms used in this deed not otherwise defined herein, have the meaning given thereto in the Agreement);
(vii)	on [●] two thousand twenty-one, the Pledgee transferred the Shares to the Pledgor, by deed executed on that date before R.W. Clumpkens, notaris in Amsterdam (the “Deed of Transfer”);
(viii)	pursuant to clause 3.2.2 of the Agreement, the Pledgor has agreed to grant a right of pledge (first rank) on such number of the Shares that make up twenty percent (20%) of total outstanding shares in the Company in norder to secure the Installment Payment;
(ix)	the Pledgor is the sole shareholder and managing director of the Company.

AND DECLARES THAT,

9. Definitions and interpretation

9.1	In this deed is or are:

	“Shares”	:	twenty (20) shares in the capital of the Company, numbered 1 up to and including 20, each share with a nominal value of one Euro (EUR 1.00);

	“DCC”	:	the Dutch Civil Code (Burgerlijk Wetboek)

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“Secured Obligations”	:	all obligations (whether present or future, actual or contingent) of the Pledgor to pay the Installment Payment to the Pledgee which the Pledgor has or may have at any time under or in connection with the Agreement, this deed or under or in connection with any agreement to amend, restate or replace the Agreement, whether or not such amendment, supplement or agreement was provided for at the time of execution of this deed.

“the Installment Payment”	:	the payment of three million two hundred thousand United States Dollars (USD 3,200,000.00).

“Agreement”	:	the agreement as mentioned under (i) in the preamble of this deed.

“Pledge”	:	the pledges created pursuant to article 3 (Creation of Pledge).

“Distributions”	:	all rights (whether present or future, actual or contingent) which the Pledgor has or may have at any time to receive any dividend or other distribution (whether in cash, other than in cash, in kind or in any other form) made or to be made by the Company on any Share.

9.2	In this deed, unless a contrary indication appears, a “winding-up” includes, in relation to a person, any bankruptcy, suspension of payments, moratorium of indebtedness or other insolvency proceedings in relation to that person, the appointment of a liquidator, trustee, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets, any composition, compromise, assignment or arrangement with that person’s creditors or any class of them, that person’s death, dissolution or liquidation, any amalgamation, merger, demerger, transformation or corporate reconstruction of that person and any analogous procedure or step taken, or event occurring, in any jurisdiction.

Prior acquisition of the Shares.

Creation of Pledge.

10. Obligation to pledge.

10.1	The Pledgor and the Pledgee agree on the following obligations:
	(a)	The Pledgor undertakes with the Pledgee to create the Pledge;
	(b)	If there is any valid legal title (geldige titel) for the valid creation of the Pledge preceding the undertaking in paragraph (a) above, the Pledge shall be deemed to have been created pursuant to the oldest valid legal title.

Creation of pledge.

10.2	The Pledgor hereby creates a right of pledge on the Shares and the Pledgee hereby accepts such right of pledge.
10.3	The Pledge secures the payment of the Secured Obligations.

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Nature and ranking.

10.4	The Pledge is a separate right of pledge on each Share.
10.5	The Pledge shall rank first or (without prejudice to all other rights and remedies which the Pledgee may have) where it cannot rank first, have the highest possible ranking.

Representations.

10.6	The Pledgor represents that it has the power (beschikkingsbevoegdheid) to create the Pledge and that each Share is free of any limited right (beperkt recht) or attachment.
10.7	The Pledgor and the Company represent that the Shares have been duly authorised and validly issued and that the obligation to pay up the Shares has been (or will be) fulfilled.
10.8	According to article 8 paragraph 2 of the Company’s articles of association, the Shares can be pledged and the voting rights on these Shares can be transferred to the Pledgee.
10.9	The creation of the right of pledge requires the prior authorizationof the general meeting of the Company, which authorizationof has been granted on [●] two thousand twenty-one.

Aknowledgement and registration.

10.10	The Company acknowledges the creation of the right of Pledge and confirms that it has been notified thereof.
10.11	The Company shall register the Pledge (and all information concerning the Pledgee and the Pledge required to be so registered) in its shareholders’ register promptly following the execution of this deed and promptly following the acquisition by the Pledgor of any Share, provide the Pledgee with an extract from the shareholders’ register.

Rights of the Pledgor and the Pledgee.

11. Rights before enforcement.

11.1	Until the Pledgee has taken any action pursuant to clause 4.5. and onwards (rights upon enforcement), the Pledgee shall not have the rights referred to in clause 4.8.
11.2	The Pledgor may not sell, transfer (whether legally or beneficially) or otherwise dispose of, or create a limited right (beperkt recht) or other third-party right on (or agree to dispose of or create a third-party right on) any Share, exercise any option, pre-emption or other right relating to, or settle or waive any claim or dispute with respect to, any Share, or take any other action in relation to any Share other than as permitted or required by this deed or with the consent of the Pledgee.
11.3	Until the Pledgee has performed any act pursuant to clause [4.5.] and further (rights of enforcement), the Pledgee shall not have the same rights as granted by law to the any persons with meeting rights (vergaderrecht).

Rights upon enforcement.

11.4	The Pledgee may at any time inform the Pledgor that clause 4.8. applies.
11.5	If the Pledgor fails to fulfil any obligation under or in connection with the Agreement or this deed (or gives the Pledgee good reason to fear that it will fail to do so), or any obligation of the Pledgor under or in connection with the Agreement or this deed becomes or may become due and payable before its expiration date, the Pledgee may notify the Pledgor that paragraph 4.8. applies.
11.6	The Pledgee shall promptly send a copy of any notice as referred to in clause 4.6. to the Company.

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11.7	Following a notice as referred to in clause 4.6.:

	(a)	The voting right attached to the Shares shall pass to the Pledgee (so that the Pledgor can no longer exercise that voting rights);
	(b)	the Pledgee may, to the exclusion of the Pledgor, collect the Distributions, exercise any right except for the exercise of any voting right attached to the Shares, and discharge, settle or waive any claim or dispute, and refer to arbitration and initiate, defend or abandon any proceedings (including arbitration proceedings), in relation to the Shares and, generally, exercise all rights which the Pledgor may have as the owner or creditor of the Shares;and
	(c)	if any Secured Obligation is not paid when due or another default (verzuim) in the performance of the Secured Obligations or other event occurs which under Dutch law allows the Pledgee to sell the Shares:
		(i)	the Pledgee may sell the Shares (in whole or in part) and recover the Secured Obligations from the proceeds in accordance with the law; and
		(ii)	the Pledgor and the Company shall promptly take all action necessary to ensure that the Shares may be validly transferred to the purchaser at such sale; and
		(iii)	generally, the Pledgee may exercise all rights and remedies available to a pledgee under Dutch law.
11.8	The Pledgee shall not be required to notify the Pledgor or any person who has a limited right on, or has made an attachment in respect of, a Share of any proposed or completed sale. The Pledgee may, but the Pledgor may not, request the temporary relief judge (voorzieningenrechter) to allow for a different method of sale or for any Share to accrue to the Pledgee, as referred to in section 3:251 paragraph 1 DCC.

Enforcement.

11.9	The Pledgee may apply any amount received by it upon collection of a Distribution or sale of a Share towards payment of any matured Secured Obligation (or any part thereof) selected by it.
11.10	The Pledgee may exercise his rights under clauses 4.5. up to and including 4.10. without first requiring payment from, or exercising any security right vis-à-vis, any other person.

12. Information undertakings.

12.1	The Pledgor and the Company shall, on demand by the Pledgee, promptly supply the Pledgee with such documents and information relating to the Shares as the Pledgee may request.
12.2	The Pledgor or the Company shall, upon becoming aware of any claim, litigation, arbitration or administrative or regulatory proceedings (including any attachment, execution or winding-up) made, initiated or threatened by any person which might adversely affect this deed, the Pledge or any right of the Pledgee under this deed, promptly notify that person of the Pledge and supply to the Pledgee the details of the claim or proceedings.

General undertakings.

12.3	The Pledgor shall promptly take all action which is necessary or (in the opinion of the Pledgee) desirable in connection with this deed, the Pledge, the obligations of the Pledgor’s and the Pledgee’s rights under this deed.

Restrictions for the Company.

12.4	The Company shall not (and the Pledgor will ensure that the Company does not) proceed to any amendment of its articles of association.
12.5	The Company will not proceed with (and the Pledgor will ensure that the Company does not proceed with) any amendment of its articles of association that affects the value of the Shares, the right of Pledge or the rights of the Pledgee under this deed.
12.6	The Company will not (and the Pledgor will ensure that the Company will not) issue any share in its capital, reduce, cancel, repurchase or otherwise acquire any share in its capital or make any payment or payment of any dividend or other distribution on its shares other than in cash.

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13. Step-in right | power of attorney.

13.1	If the Pledgor does not (or gives the Pledgee good reasons to fear that it will not) comply with any obligation under this deed, the Pledgee may perform the obligation concerned either in its own name or on behalf of the Pledgor under the power of attorney provided for in the following paragraph.
13.2	The Pledgor hereby grants the Pledgee (in the Pledgee’s interest) an irrevocable power of attorney to perform, on behalf of the Pledgor, all acts which the Pledgor must perform pursuant to this deed. In performing acts pursuant to this power of attorney the Pledgee may act as a counterparty to the Pledgor or act as an authorised representative of one or more other persons involved in those acts. The Pledgee may grant (directly or indirectly) a power of attorney to another person to perform acts on behalf of the Pledgor within the limits of this power of attorney or substitute another person for itself as authorised representative under this power of attorney.

Costs and indemnification.

14. Costs.

14.1	Each party shall bear its own costs and expenses in connection with this deed and the right of pledge.
14.2	Without prejudice to the forgoing under 6.1., the Pledgor will reimburse the Pledgee all costs (including legal fees) incurred by the Pledgee in connection with the exercise of its rights under clause 5 (Step-in right | Power of attorney), the enforcement or protection of any other right under this deed or in general in connection with the Shares.

Liability.

14.3	The Pledgee is not liable for any damage suffered by the Pledgor or the Company in connection with this deed or the right of pledge, other than damage resulting from the wilful misconduct or gross negligence of the Pledgee.
14.4	Neither the Pledgor, nor the Company have any rights against, or may enforce any right or institute any legal or other proceedings against, any director of supervisory director, officer, employee or representative of the Pledgor in connection with this deed or the pledge.
14.5	The Pledgor will indemnify the Pledgee against all costs, expenses, losses and liabilities which the Pledgee, or any of its directors, officers, employees or representatives, incurs or suffers as a result of any right or purported right of any person in connection with this deed, the pledge or the Shares.

Suspension | termination | amendments and waivers.

15. No suspension.

15.1	Neither the Pledgor nor the Pledgee may suspend the fulfilment of its obligations under this deed on any ground whatsoever.

Termination.

15.2	The Pledgee may at any time, by notice to the Pledgor with a copy to the Company, waive (opzeggen) the Pledge (in whole or in part) or determine that it shall from then on secure only a part of the Secured Obligations. The Pledgor hereby accepts any such limitation or waiver in anticipation.
15.3	If the Pledgee has determined that the Secured Obligations have been irrevocably paid in full and that no new Secured Obligations can become outstanding, it shall, upon the request of the Pledgor, confirm to the Pledgor that the Pledge has terminated.
15.4	Neither the Pledgor, nor the Company can rescind (ontbinden) this deed. The Pledgor shall bear the risk of any error (dwaling) made by it in relation to this deed.

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Amendments and waivers

15.5	This deed may only be amended or supplemented by a notarial deed to which the Pledgor and the Pledgee are parties and provisions of this deed may only be waived by a written agreement between the Pledgor and the Pledgee. Any amendment, addition or waiver so agreed binds the Company.

Changes to parties.

16. Changes to the Pledgee

16.1	The Pledge may pass (in whole or in part) to another person as pledgee.
16.2	If the Pledge passes to another person, the Pledgee may assign (overdragen) its rights or transfer (overdragen) its legal relationship (rechtsverhouding) under this deed to that person. The Pledgor and the Company hereby cooperate with any transfer in anticipation. Any transfer shall take effect by notice to the Pledgor (whether prior to or after the signing of the deed of transfer).
16.3	If the Pledge is transferred to another person, the Pledgor and the Company will, at the request of the Pledgee or such person, immediately perform all acts necessary to ensure that the voting rights attached to the Shares can pass to such person in accordance with clause 4.8. under (a) (Rights upon enforcement).

Changes to the Pledgor

16.4	The Pledgor may not assign, transfer or encumber any of its rights or obligations under this deed.

17.Evidence and notices.

17.1	The entries made in the accounts maintained by the Pledgee are conclusive evidence (dwingend bewijs) of the matters to which they relate.
17.2	Any communication in connection with this deed must be made in writing and, unless otherwise provided, may be made by e-mail or letter to the address of the respective party.

18.Governing law and jurisdiction.

18.1	This deed (including clause 11.2) is governed by Dutch law.
18.2	The courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute arising out of or in connection with this deed (including a dispute regarding the existence, validity, termination or amendment of this deed). This clause 11.2. is for the benefit of the Pledgee only, who may initiate proceedings in any other court with jurisdiction.

Attached documents.

The written powers of attorney to the person appearing are evidenced by three (3) private instruments, of which copies are attached to this deed.

Final.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing to have taken note of the contents of the deed and being in agreement with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by me.

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Part 2: Deed of Release

571254.std/SN

DRAFT ZUIDBROEK DATED 15 MARCH 2021

DEED OF RELEASE OF RIGHT OF PLEDGE OF SHARES

STUDIO397 B.V.

On [●] two thousand twenty-one appears before me, Reinhard Willem Clumpkens, notaris (civil-law notary) practising in Amsterdam:

[●], for the purpose hereof acting as attorney authorised in writing of:

7.	MOTORSPORT GAMES INC, incorporated and validly existing under the Laws of the United States of America, having its corporate seat in Delaware, United States of America, the Netherlands and address at Delaware, Dover, Kent County 19901, United States of America, the Netherlands, 3500 c/o Incorporating Services, Ltd. South DuPont Highway, Trade Register number 4671180 (the “Pledgor”);
8.	Technology In Business B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 68221126 (the “Pledgee”); and
9.	Studio397 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 66752973 (the “Company”).

The person appearing

WHEREAS:

Pledge on shares.

(x)	on [●] two thousand twenty-one the Pledgor, as purchaser, and the Pledgee, as seller, entered into a share purchase agreement (the “Agreement”);
(xi)	on [●] two thousand twenty-one, the Pledgor created a right of pledge on twenty (20) shares in the capital of the Company, numbered 1 up to and including 20, each share with a nominal value of one Euro (EUR 1.00) (the “Right of Pledge”).

Agreement on release of pledge

(xii)	The Pledgor, in its capacity of purchaser, and the Pledgee, in its capacity of seller, have agreed in clause 15.1 of the Agreement, that In the event of any claim by the purchaser pursuant to the Agreement, the purchaser shall have the right to, at its sole discretion, set-off (verrekenen) any such claim against the Deferred Payment (as defined in the Agreement). If a claim has been set-off against the Deferred Payment, the seller shall cooperate and execute any document required to decrease the pledged shares pro rata the amount that the Deferred Payment has been decreased with as a result of such set-off
(xiii)	As evidenced by [●], the Pledgee, as purchaser, has set off an amount of [●] against the Deferred Payment, so that the Deferred Payment as of [date] amounts to [●] United States Dollars (US $ [●]) so that the Pledgee hereby wishes to release the Right of Pledge over [●] shares in the share capital of the Company (the “Released Shares”)and the Pledgor is willing to accept such release.

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AND DECLARES THAT,

19. Release

19.1	The Pledgee hereby unconditionally and irrevocably releases (doet afstand van) in accordance with article 3:81 sub 2 under c of the Dutch Civil Code (Burgerlijk Wetboek)
the Right of Pledge over the Released Shares and the Pledgor accepts such release.
19.2	The Company acknowledges the release of the Right of Pledge over the Released Shares and shall update its share register accordingly and provide an updated copy thereof to the Pledgor and the Pledgee.

20. Governing law and jurisdiction.

2.1	This deed (including clause 2.2) is governed by Dutch law.
2.2	The courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute arising out of or in connection with this deed (including a dispute regarding the existence, validity, termination or amendment of this deed). This clause 2.2. is for the benefit of the Pledgor only, who may initiate proceedings in any other court with jurisdiction.

Attached documents.

The written powers of attorney to the person appearing is evidenced by three (3) private instruments, of which a copies are attached to this deed.

Final.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing to have taken note of the contents of the deed and being in agreement with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by me.

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SCHEDULE 7: SELLER WARRANTIES

Part 1: Fundamental Warranties

1.	Authority and Capacity of the Seller and Parent

1.1	Each of the Seller and the Parent has been duly incorporated and validly exists under the laws of the Netherlands and has the necessary corporate capacity and power to enter into this agreement and to perform its obligations under this agreement.

1.2	All corporate and other action required to be taken by the Seller and the Parent to authorize the execution of this agreement and the performance of its obligations under this agreement has been duly taken or will have been duly taken by Completion.

1.3	This agreement has been duly executed on behalf of the Seller and the Parent and constitutes legal, valid and binding obligations of the Seller and the Parent, enforceable in accordance with its terms.

1.4	The execution and performance of this agreement do not conflict with or result in a breach of any material provision of the articles of association or similar documents of the Seller and the Parent.

1.5	No approval, consent, license or notice to any regulatory or governmental body must be obtained or made by the Seller and the Parent in connection with the execution and performance by the Seller and the Parent of this agreement.

2.	Corporate Organization

2.1	The Company has been duly incorporated under the laws of the Netherlands and has been validly existing since its incorporation and has the required power to own its assets and to carry on its business as presently conducted.

2.2	The articles of association of the Company, dated 30 August 2016 and contained in the Disclosed Information, are the articles of association as currently in force. No decision has been taken, nor has any resolution been adopted by the general meeting of shareholders, to amend the articles of association of the Company.

2.3	The Company is duly registered with the trade register of the Chamber of Commerce in the Netherlands (or an equivalent body in a jurisdiction other than the Netherlands). The extracts of the Dutch Trade Register contained in the Disclosed Information are true, accurate and not misleading.

2.4	The Company has not granted a power of attorney or similar authority to any third party authorizing such third party to represent and bind the Company, either in general or for any special purposes other than any powers of attorney registered with the Dutch Trade Register.

2.5	The shareholders’ register of the Company is complete, current and accurately reflects the corporate resolutions of its shareholders, management board, supervisory board and any committees or other bodies of the Company as required by applicable law.

2.6	The Company has not been declared bankrupt (failliet verklaard) or been granted a temporary or definitive suspension of payments (surséance van betaling) nor has any person applied for a declaration of bankruptcy of the Company.

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2.7	The Company has not been a party to a merger or de-merger during the past three years. No proposal has been made or resolution has been adopted by a corporate body for a statutory merger (juridische fusie) or division (splitsing) involving the Company.

2.8	There has been no proposal made or resolution adopted by a corporate body for the dissolution or liquidation of the Company nor do any circumstances exist which may result in dissolution or liquidation.

2.9	There has been no proposal made or resolution adopted by a corporate body of the Company that has not (yet) been effected.

2.10	The Company does not have any branch, agency or permanent establishment (vaste inrichting).

3.	Shares

3.1	The Shares constitute the whole of the issued share capital of the Company.

3.2	The Shares have been validly issued and fully paid up and no obligations exist for anyone to make further contributions to the Shares.

3.3	The Seller has full legal and beneficial title to the Shares, free and clear of any Encumbrances.

3.4	The Seller is entitled to sell and transfer title to the Shares to the Purchaser.

3.5	The Company does not hold shares in its own capital.

3.6	No depositary receipts have been issued in respect of the Shares.

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Part 2: IP Warranties

4.	Business Intellectual Property Rights

4.1	The Company (i) is the sole legal and beneficial owner of all Business IPR, free and clear of Encumbrances, including all Intellectual Property Rights vesting in rF2, the rF2 Brand, rF2 Content and rF2 Software and (ii) has secured any and all third party licenses necessary for the Business to carry on its business as currently conducted, including but not limited to any Third Party Licenses Cars and Tracks.

4.2	The Company fully owns (the Intellectual Property Rights attaching to) the rF2, the rF2 Brand, rF2 Content and rF2 Software that is developed by the Employees, Transferring UK Employees and/or the Contractors. There are no (written or oral) agreements between the Company and any of the Employees, Transferring UK Employees or Contractors that deviate from Section 7 Dutch Copyright Act (Auteurswet). None of the Employees, Transferring UK Employees or Contractors has claimed or is likely to make a claim to the ownership of such developed Intellectual Property Rights.

4.3	Details of the registered Business IPR owned or used by the Company, including applications for registration, and all commercially significant unregistered Intellectual Property Rights owned or used by the Company are Fairly Disclosed in the Disclosed Information. No other Intellectual Property Rights are required for the continuation of the Business as it is presently conducted.

4.4	The Company has duly paid all registration and/or renewal fees in respect of all registered Business IPR and have not done or omitted to do anything whereby any Business IPR may be revoked, invalidated or rendered unenforceable or whereby the prospects of registration of such rights may be prejudiced.

4.5	The domain names necessary for the Company to carry on its business as currently conducted are: studio-397.com, studio-397.net, studio-397.nl, studio-397.org, studio397.com, studio397.net, studio397.nl, studio397.org. The Company does not use nor requires any other domain name(s) to conduct the Business as it is presently conducted.

4.6	None of the processes and formulae, research and development results and other trade secrets relating to the Business of the Company, the value of which to the Company is contingent upon being kept confidential, have been disclosed by any of the Company to any person other than the employees, representatives and agents of the Company who are parties to confidentiality agreements with the Company or who are bound by implied or equitable duties of confidentiality.

4.7	The Business IPR are valid and enforceable and nothing has been done or omitted to be done that may prejudice the validity or enforceability of such Intellectual Property Rights. There are no claims, proceedings, orders pending or threatened, seeking to cancel, challenge, or limit the validity, ownership or enforceability of any Business IPR, and there are no circumstances that may prevent any application for a registration being granted. The Company has taken appropriate measures to protect the Business IPR.

4.8	The legal relationship under the rF2 Partnership and Assignment Agreement has been legally transferred by the Parent to the Company, with the cooperation of Image Space Incorporated, by way of contract assignment as referred to in Section 6:159 DCC.

4.9	Upon payment of the Buy-Out Royalty Payment, Image Space Incorporated will have no claim for any further royalty payments or otherwise from the Company.

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4.10	Each of the licenses of Business IPR licensed by the Company as licensee or licensor are binding and in full force and effect. To the Seller Knowledge, there are no grounds on which any of the Business IP Licenses could be terminated by any third party. Each of the Business IP Licenses are complied with by the relevant parties thereto, and there are no pending or threatened disputes regarding any Business IP Licenses.

4.11	No activities of the Company or of any licensee under any license granted by the Company infringe or are likely to infringe any Business IPR of any third party and no claim has been made against any of the Company or any such licensee in respect of such infringement.

4.12	All written information relating to the Business IPR supplied by the Seller to the Purchaser is true and accurate in all respects and no information has been withheld by the Seller which is material to a purchaser of the Business IPR.

5.	Information Technology

5.1	The information and communication technology systems used by the Company (including hardware, proprietary and third party software, networks, peripherals and associated documentation) (“IT Systems”) are either owned by or properly leased or licensed to the Company.

5.2	Details of all licenses and leases of the IT Systems are Fairly Disclosed in the Disclosed Information. The Company is not in material breach of any such license or lease.

5.3	The IT Systems are sufficient and suitable for operational and business requirements of the Company, have been regularly and properly maintained and during the last 12 months there has been no failure, breakdown, defect or security breach of the IT Systems which has had a material adverse effect on the Company.

5.4	The IT Systems and all data and information of the Company held within the IT Systems are operated, maintained or held exclusively by the Company and are not wholly or partly dependent on any facility or process, including any electronic, mechanical or photographic process, which is not under the exclusive ownership and control of the Company. The Company has not disclosed to any third party any such data and information.

5.5	With regard to the computer software forming part of the IT Systems:

(a) the Company owns all Intellectual Property Rights in bespoke computer software written for the Company in relation to the Business;

(b) in the case of all other computer software, its use is licensed to the Company on an express or implied license which does not require the Company to make any further payments, is not terminable without the consent of the Company and which imposes no material restrictions, save as to copying, on the use or transfer of such computer software;

(c) where such computer software is material to the Business, the Company have either entered into escrow arrangements or have the source code of all such computer software in their possession;

(d) such computer software performs efficiently in accordance with its specification and does not contain any material defect or feature which has adversely affected or currently adversely affects its performance or the performance of any other software or hardware with which it interacts; and

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(e) such computer software is lawfully held and used and its use does not infringe the copyright or other Intellectual Property Rights of any person and all copies of it have been lawfully made.

Confidentiality

5.6	The IT Systems and all data and information of the Company held within the IT Systems are operated, maintained or held exclusively by the Company and are not wholly or partly dependent on any facility or process, including any electronic, mechanical or photographic process, which is not under the exclusive ownership and control of the Company. The Company has not disclosed to any third party any such data and information.

Open Source Software

5.7	The Company is in compliance with all Open Source Software licenses and has not made any rF2 or other proprietary software of the Company available as Open Source Software. No Open Source Software (a) was or is used in connection with the development of any rF2 or Business IPR, (b) was or is incorporated in whole or in part into or otherwise forms any part of any rF2 or Business IPR, or (c) has been distributed in whole or in part in conjunction with any rF2 or Business IPR. The Company has not used any Open Source Software in a manner that creates or purports to create obligations for the Company with respect to any rF2 or Business IPR (other than the Open Source Software), requires or purports to require the Company to make available any source code for any rF2 or Business IPR (other than the Open Source Software), or grants or purports to grant to any third party any rights or immunities under any rF2 or Business IPR (other than the Open Source Software).

No defects

5.8	The Business IPR and IT Systems are free from material defects and, to the Seller Knowledge, conform to the available specifications, documentation and samples of the Business IPR and IT Systems as have been Fairly Disclosed to the Purchaser. The software included in rF2, Business IPR and IT Systems does not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause rF2, the Business IPR, the IT Systems, or any data therein to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s or any Person’s ability to use rF2, the Business IPR or the IT Systems after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to rF2, the Business IPR, or the IT Systems. There have been no logical or physical intrusions to, any of the IT Systems, nor any performance reductions or breakdowns as a result thereof. There have also been no losses of data.

5.9	All records and data required by the Company and stored in electronic or magnetic means are capable of ready access through the IT Systems without recourse to any third party. No action is needed to enable the Company to continue using the IT Systems following Completion in the same manner and to the same extent as used as at the Completion Date.

Security and disaster recovery

5.10	The Company has implemented and reasonably maintained, consistent with customary industry practices and their obligations to third parties security and other measures appropriate: (a) to protect computers, networks, software and systems used to store, process or transmit the Business IPR from unauthorized access, use or modification, (b) to take and store on-site and off-site back-up copies of the Business IPR, and (c) to ensure that the Business can continue without material disruption in the event of breakdown or performance reduction of the Business IPR or loss of data, whether due to natural disaster, power failure or otherwise, including: (i) procedures to prevent unauthorized access to, or the introduction of viruses into, the IT Systems, (ii) regular penetration testing on the IT Systems (with any weaknesses detected by such testing having been remedied) and (iii) procedures to back-up data and disaster recovery plans that are reasonably adequate.

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Part 3: Business Warranties

6.	Closing Balance Sheet

6.1	The Closing Balance Sheet was carefully prepared in good faith and in accordance with the normal practice of the Company from their accounting records using the Accounting Policies on a consistent basis and gave a reasonable indication of the assets, liabilities, income, expenses and profitability of the Company as at and to the date to which they were prepared.

6.2	The Closing Balance Sheet correctly and accurately reflects that (i) the Company’s Cash and Debt positions are nil pursuant to the Dividend Payment, (ii) the Company’s Working Capital is not a negative amount, (iii) the Company’s Cash Backed Deferred Income is nil, (iv) no royalty payables relating to Image Space Incorporated are outstanding and (v) the Company does not have any other outstanding liabilities or financial obligations.

6.3	At the Completion Date there are no amounts due or payable to the Seller or any Affiliate of the Seller by the Company other than those specifically provided for in the 2019 Accounts and 2020 Accounts.

7.	2019 Accounts and 2020 Accounts

7.1	The 2019 Accounts and 2020 Accounts:

(a) have been prepared in accordance with applicable statutory requirements and fully comply with accounting practices and principles generally accepted in the Netherlands, applied on a basis consistent with that applied by the Company over the previous three financial years;

(b) show a true and fair (getrouw, duidelijk en stelselmatig) view of the financial position, assets, liabilities and results of the Company for the financial year ending on the 2019 Accounts Date and 2020 Accounts Date; and

(c) have been duly filed or an exemption from filing has been obtained in accordance with applicable statutory requirements.

7.2	The total amount of the debts shown in the 2019 Accounts and 2020 Accounts will in the normal course of collection realize its full value as set out in the Accounts, subject to any specific provision made in the 2019 Accounts and 2020 Accounts for bad and doubtful debts.

7.3	There are no circumstances which indicate that the total amounts that are owed to the Company at the date of this agreement and which are not fully written off or provided for in the 2019 Accounts and 2020 Accounts may prove to be irrecoverable in whole or in part.

7.4	The Company has not subordinated, discounted, factored or sold (or in any such case agreed to do so) any of its debts or other receivables.

7.5	The Companies is not a party to or liable under any loan agreement, credit facility or other similar commitment.

7.6	The Company is not a party to or liable (including contingently) under any guarantee, indemnity, suretyship, letter of set off or other similar commitment and there is not outstanding any such guarantee, indemnity, suretyship, letter of set off or other similar commitment given by or for the benefit of the Company.

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7.7	The Company has not created, or agreed to create any Encumbrance over all or any of its property, assets, undertaking, goodwill, reserves or share capital nor has any person made any claim to be entitled to any such Encumbrance.

7.8	The Company has at all times paid their creditors within the times agreed with such creditors and there are no debts which are overdue for payment or for which the Company may be liable to pay interest.

7.9	All applications for governmental subsidies, which have been made or are reflected in the 2019 Accounts and 2020 Accounts have been duly and correctly made and no refunds, and no interest, penalties or additions regarding such refunds, are or will be due in respect of governmental subsidies.

8.	Events since the 2019 Accounts Date and 2020 Accounts Date

Since the 2019 Accounts Date and the 2020 Accounts Date:

8.1	the Company has conducted the Business in a normal and proper manner so as to maintain it as a going concern in the ordinary course and in the same manner as in the past;

8.2	the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than in the ordinary course of business;

8.3	the Company has not entered into or incurred any material capital commitment, contingent liability or any other material liability nor does the Company plan to enter into such commitments or liabilities other than in the ordinary course of business;

8.4	the Company has not incurred any borrowings or any other indebtedness other than in the ordinary course of business;

8.5	other than the Dividend Payment, no (interim) dividend, repayment on capital or other distribution has been declared, agreed to be paid or paid by the Company;

8.6	the Company has paid their creditors consistent with past practice;

8.7	the Accounting Policies and practices have not been changed;

8.8	the work in progress of the Company has been sufficient to maintain the cash flow and profitability as reflected in the Accounts;

8.9	the receivables owing to the Company included in the Accounts have been realized on their due date for payment for an amount not less than the value included in the Accounts and no receivables have been written off or have proved to be bad or doubtful debts;

8.10	no major litigation involving the Company has settled, commenced or is threatened; and

8.11	the Company has not authorized or entered into any agreement or commitment with respect to any of the foregoing.

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9.	Assets and operations

9.1	All assets used or held by the Company in connection with its business are:

(a) legally and beneficially owned by the Company free from Encumbrances (except for assets subject to hire purchase or finance lease agreements);

(b) used exclusively by the Company; and

(c) (where capable of possession) in the exclusive possession or under the direct control of the Company.

9.2	The Disclosed Information contains full and accurate details (or copies) of each hire purchase or finance lease agreement under which any asset is used or held by the Company.

9.3	The assets owned or used by the Company comprise all the assets and operations necessary for the continuation of the Company’s business as currently carried on. The Company does not depend on the use of assets owned, or services provided by, any member of the Seller Group.

10.	Customers and Suppliers

10.1	The Disclosed Information contains (i) a complete and accurate list of each customer of the Company in each of the financial years 2019 and 2020 and (ii) a complete and accurate list of each supplier of the Company in each of the financial years 2019 and 2020.

10.2	No customer or supplier of the Company has terminated or will terminate any contract with the Company or withdraw or reduce its custom or services with it, after the Completion Date or as a result of the proposed acquisition of the Shares by the Purchaser.

10.3	All goods manufactured, sold or supplied (and all stocks of such goods) by the Company have been manufactured, sold or supplied in compliance with all applicable laws and standards.

11.	Contracts and Agreements

11.1	The Company has entered into binding written agreements for each customer, supplier and partner reflecting the entire commercial arrangement between the parties. An executed copy of all written agreements to which the Company is a party are contained in the Disclosed Information. All such agreements are complete, validly executed and enforceable in accordance with their terms. To each customer agreement to which the general terms and conditions of the Company have been declared applicable, such general terms and conditions have been delivered in accordance with applicable laws.

11.2	Each agreement to which the Company is a party is valid and binding on each of the parties to it and the Company has not received any notice (written or oral) of cancellation, termination, rescission, invalidity or claim pursuant to any actual or alleged breach of any agreement to which the Company is a party. To the Seller Knowledge, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any agreement to the Company is a party.

11.3	The Company is not, and no other party is, in breach of any agreement or arrangement to which the Company is a party and there are no matters or circumstances which might give rise to a breach of such agreement or arrangement by any party to it.

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11.4	The Company does not have any contract (i) with governing law other than Dutch applicable law, (ii) that cannot be canceled with no more than 60 days’ notice without liability, penalty or premium, (iii) that contains any restrictions or conditions on assignability to another member of the Purchaser Group, (iv) that contains non-customary payment terms, (v) that contains non-customary renewal terms, (vi) that contains deviations from the Company’s standard template relating to refund policies, use of logos and or marketing restrictions, (vii) that contains non-customary reps and warranties granted relating to data quality, (viii) with a non-competition, non-solicitation, “most-favored-nations” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way the Company or any Affiliate of the Company (including, following the Completion, the Purchaser and its Affiliates) from carrying on its Business in any manner or in any geographic location, (ix) requiring a change of control consent from, or the provision of notice to, the contracting party, (x) involving a joint venture or a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties, (xi) relating to any interest rate, currency or commodity derivatives or hedging transaction, (xii) with any Authority, (xiii) in which the Company agrees to provide indemnification that may result in liability in excess of €100,000, (xiv) granting a power of attorney, agency or similar authority to another Person, (xv) with any Authority, (xvi) providing for any joint ownership of Intellectual Property Rights or assignment of Intellectual Property Rights by the Company, (xvii) relating to the settlement of any proceeding, or (xviii) that subjects or binds the Company to any covenant not to sue its business.

11.5	There are no written or oral contracts, agreements or arrangements between the Company and the Seller or any Affiliate of the Seller.

11.6	No offer, tender or the like made by the Company is outstanding which is capable of being converted into a contract by an acceptance or other act of a third party and which involves, or will involve, individually, expenditure by the Company.

11.7	The execution and the performance of this agreement and the Transaction will not breach any agreement to which the Company is a party, nor will it entitle any other party to terminate any such agreement.

12.	Insurance

12.1	Details of all insurance policies maintained by the Company or for their benefit (“Insurance Policies”) and details of all insurance claims made by the Company are Fairly Disclosed in the Disclosed Information.

12.2	Up to Completion, all Insurance Policies are in full force and effect, and all premiums due have been duly and punctually paid. No written notifications have been received with regard to the termination or non-renewal of any Insurance Policy or its continuation or renewal on less favorable terms and conditions.

12.3	The Insurance Policies provide adequate cover for all the assets of the Company and the Business (that is, on adequate terms and conditions and for adequate values) against all risks normally insured against by persons carrying on the same type of business as the Business. The Insurance Policies are sufficient for the continuation of the Business as it is currently carried on and enable the Company to comply with all requirements of law and all agreements to which they are a party.

12.4	The Company has maintained since their incorporation insurance with responsible and reputable insurance companies or associations and have at all times been adequately covered against all risks normally insured against by persons carrying on the same type of business as the Business.

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12.5	None of the Insurance Policies are subject to any unusual restrictions, bonuses or the payment of any premium in excess of the normal rate and the Company has not done, or omitted to do, anything which may result in an increase in the premiums payable for any such insurance or whereby the renewal of any such insurance may be adversely affected or refused.

13.	Data Protection

13.1	The Company has complied with all Data Protection Laws, including:

(a) requirements relating to the registration with and/or notification to any data protection Authority in relation to the processing of personal data;

(b) requirements relating to requests from individuals for access to personal data held by it;

(c) data protection principles set out in the Data Protection Laws;

(d) requirements relating to the processing of personal data by a data processor on its behalf; and

(e) the obtaining of necessary consents from data subjects to the processing of personal data relating to them.

13.2	The Company has always had in place and operated adequate procedures and agreements to ensure continued compliance with Data Protection Laws.

13.3	No written notifications from any person or body alleging non-compliance with any Data Protection Laws have been received by the Company.

13.4	The entry into and performance of obligations under this agreement will not result in the processing of personal data by or on behalf of the Company being in breach of Data Protection Laws due to any notifications or consents becoming invalid.

14.	Anti-bribery and anti-corruption

14.1	None of the Company and its Affiliates, including each of their respective directors, officers, employees, representatives or (other) third parties acting directly for or on behalf of the Company or its Affiliates, have taken any action in violation of applicable Anti-Corruption Laws.

14.2	Company and each of its Affiliates has instituted and maintained reasonable policies, internal procedures and internal controls appropriate to ensure the Company or any of its Affiliates, including its respective directors, officers and employees, does not violate applicable Anti-Corruption Laws in relation to the Business.

14.3	The Company nor its Affiliates has conducted or initiated any internal investigation or made voluntary, directed, or involuntary disclosure to any Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with Anti-Corruption Laws. There are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Affiliate with respect to any Anti-Corruption Laws.

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15.	Real Estate Properties

15.1	The Company does not own or has ever owned any real estate. The Company does not lease, use or occupy and has never leased, used or occupied any real estate properties.

15.2	All Employees work remotely from their place of residence. Pursuant to occupational health and safety legislation, the home workplace has been set up in accordance with ergonomic principles.

16.	Employees

16.1	The Disclosed Information contains full and accurate details of the function, date of birth, number of years of employment and salary of each of the Employees and Transferring UK Employees.

16.2	No Employee and/or Transferring UK Employee has given, or has been given, notice of termination of his employment, nor have any other termination arrangements been initiated.

16.3	The Disclosed Information contains full and accurate details of the terms and conditions of employment applicable to the Employees and Transferring UK Employees. No proposal, assurance or commitment has been communicated to any person regarding any material change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any material benefit, custom or any discretionary arrangement or practice.

16.4	The Company and/or Seller Group has not granted any loan, or provided any financial assistance to any Employee, Transferring UK Employee or former or prospective employee of the Company, which is outstanding and other than loans made in the ordinary course of business.

16.5	The Company and/or Seller Group has in relation to each of the Employees, Transferring UK Employees and each of the former employees of the Company, complied with all obligations imposed on them by all applicable laws, codes of conduct and practice relating to or affecting employment, occupational safety and health, fair employment, equal opportunity or similar matters and have maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each Employee, Transferring UK Employee and former employee. There are no arrears in respect of any payments due to the Employees, the Transferring UK Employees and the Contractors.

16.6	The Company is not a party to any collective labor agreement.

16.7	The Company has not instituted a works council (ondernemingsraad) and does not have any legal obligation to do so.

16.8	Other than the agreements with the Contractors, the Transferring UK Employees and Employees as included in the Data Room, the Contractors, the Transferring UK Employees and the Employees do not pursue any activities that compete with the Business that have not been Fairly Disclosed to the Purchaser.

16.9	None of the former employees of the Company are entitled to any remuneration, benefits, premiums and damages or similar payments (other than severance payments), save as specifically set out in the 2019 Accounts and 2020 Accounts.

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16.10	There is no ongoing dispute, nor is any pending or threatened, between the Company and/or Seller Group and any Employees, Transferring UK Employees or former employees.

16.11	During the past three years there have been no material labor disputes between the Company and any of the (former) employees and/or any trade union and no circumstances exist that may lead to a collective labor dispute.

16.12	Within the period of three years prior to the Signing Date, the Company has not been a party to a transaction involving the transfer of assets as a result of which employees have been transferred to any of the Company by operation of law, nor could any Employees or former employees of the Company claim that such a transfer has taken place.

16.13	The Company has not requested nor received any compensation under the temporary emergency bridging measures (NOW1, NOW2 or NOW3) from any Authority.

16.14	The German Employees as listed in schedule 13 (part 3) are engaged by the Company in accordance with the applicable laws. None of the German Employees, nor any Authority, has any claim or right to claim from a tax and employment law perspective.

16.15	All Contractors and former contractors of the Company are engaged by the Company in accordance with the applicable laws in all the relevant jurisdictions. None of the Contractors nor former contractors has claimed, or has any right to claim, that he/she has an employment relationship with the Company both from a tax and employment law perspective.

17.	Pensions

17.1	The Disclosed Information contains full and accurate details of all pension arrangements and schemes of the Company (“Pension Arrangements”). The Pension Arrangements apply to all Employees or former employees and directors of the Company.

17.2	All premiums that have become due in respect of the Pension Arrangements have been paid or are adequately provided for and the Company has no obligation with respect to the Pension Arrangements, including back-service obligations, which are not fully funded or adequately provided for.

17.3	The Company and/or the Seller have complied with all and any statutory obligations to participate in any branch or industry pension fund in respect of all Employees and Transferring UK Employees subject to such obligation.

18.	Compliance and Permits

18.1	The Company is qualified to conduct the Business and are conducting the Business in compliance with all applicable laws.

18.2	The Company is not engaged in any agreement, arrangement, practices or conduct which infringes any competition (anti-trust) law of any jurisdiction in which the Company conducts business.

18.3	The Company has obtained all licenses and permits required for conducting the Business. These licenses and permits are properly registered in the name Company, are in full force and effect and are being complied with in all material respects.

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19.	Litigation

19.1	The Company has not received any notice or other written communication from any Authority or other person regarding any actual, alleged, possible or potential violation of or failure to comply with any applicable laws.

19.2	The Company is not engaged in any disputes or proceedings and there are no proceedings threatened against the Company. There is no fact or circumstance which is likely to give rise to any proceedings against the Company.

19.3	The Company is not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body nor is there any fact or circumstance which is likely to give rise to any such investigation, inquiry or enforcement proceedings.

20.	No brokers’ fee

No person is entitled to receive from the Company in connection with this agreement, or any document to be executed in connection with it, any finder’s fee, brokerage, commission, legal fee, consultancy fee or any other similar payment.

21.	Information

All written information relating to the Company, the Business and the rF2 IP supplied by the Seller and the Parent to the Purchaser is true and accurate in all respects and no information has been withheld by the Seller nor the Parent which is material to a purchaser of the Company, the Business or the rF2 IP.

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Part 4: Tax Warranties

22.	Tax

22.1	All Tax for which the Company has been assessed or that has become due has either been paid in full or been fully provided for in the Accounts.

22.2	The Company has duly, timely and correctly made all filings, returns, payments and withholdings, given all notices, maintained all records and supplied all other information in relation to Tax which they were required to make, give, maintain or supply and all such returns, payments, withholdings, notices, records and information were complete and accurate.

22.3	All records which the Company is required to keep for Tax purposes or which are needed to substantiate any claim made or position taken in relation to Tax by the Company have been duly kept and are (or can be made immediately) available for inspection at the premises of the Company.

22.4	The Company has not been, nor are, liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Tax. There are no facts which are likely to cause the Company to become liable to pay any such penalty, fine, surcharge, interest or similar amount. There have been no circumstances which might increase or otherwise adversely affect such a penalty, fine, surcharge, interest or similar amount.

22.5	Each transaction between any member of the Seller Group on the one hand and the Company on the other hand has been carried out on an arm’s length basis.

22.6	The amount of Tax chargeable on the Company has not been affected by any concession, arrangements, agreement or other formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally). The Company is not subject to a special Tax regime.

22.7	The Company has made all deductions and/or withholdings in respect of, or on account of, any Tax from any payments made by them which they are obliged or entitled to make and have accounted in full to the appropriate Tax Authority for all amounts so deducted and/or withheld.

22.8	The Company has not claimed or been granted exemptions from Tax that may give rise to the assessment and/or payment of Tax in connection with but not limited to a sale, reorganization, merger and/or disposal of the Company.

22.9	The Company has always been resident, for Tax purposes, in the Netherlands and is not and has never been resident, for Tax purposes, in any other jurisdiction, neither have they had a taxable presence, or been deemed to have a taxable presence, including a CIT or VAT permanent establishment (vaste inrichting) outside the Netherlands.

22.10	No Tax for which any other party is or may be liable has been or will be charged in any way to the Company.

22.11	No Tax will accrue to the Company on the disposal and/or settlement by the Seller of any receivable of the Company.

22.12	The Company is not liable for Tax imposed on, or due for payment by, any third party (including any sub-contractor), the Seller or any of its Affiliates, except to the extent that full provision has been made in the Accounts.

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22.13	There neither is nor has been any dispute, including litigation, between the Company and any Tax Authority, nor the Company been the subject of any extraordinary investigation by any Tax Authority and there are no facts which are likely to give rise to any such dispute or investigation.

22.14	The Company has been part of a CIT Fiscal Unity during the last five calendar years. No assets were transferred within the CIT Fiscal Unity during the existence of the CIT Fiscal Unity.

22.15	The Company is duly registered for the purposes of Tax in the country of its incorporation, and in any other country where such registration is required.

22.16	To the Seller Knowledge, the Company has not participated in any transaction, scheme or arrangement of which the main purpose or one of the main purposes, or the effect is the avoidance or evasion of a liability to Tax or which would be re-characterized or treated as unenforceable or ineffective for Tax purposes.

22.17	The Disclosed Information Fairly Discloses the details of all Events.

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SCHEDULE 8: TAX COVENANT

1.	Definitions

1.1	In this schedule:

“Accounts Relief” means any of:

(a) a Relief which has been treated as an asset in the 2019 Accounts and the 2020 Accounts; or

(b) a Relief which has been taken into account in computing a provision for deferred tax which appears in the 2019 Accounts and the 2020 Accounts or has resulted in a provision for deferred tax being made in the 2019 Accounts and the 2020 Accounts;

“Actual Tax Liability” means any liability of the Company to make a payment of or in respect of Tax;

“CIT” means Corporate Income Tax (vennootschapsbelasting);

“CIT Fiscal Unity” means the fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes pursuant to Section 15 of the CITA of which the Company is or has been a member;

“CIT Settlement Statements” has the meaning given in paragraph 7.4 of this schedule;

“CITA” means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969);

“Effective Tax Liability” means:

(a) the unavailability in whole or in part of any Accounts Relief (other than as a result of a failure to utilize the relevant Accounts Relief or as a result of the effluxion of time); and/or

(b) the utilization or set-off of any Post Completion Relief or any Accounts Relief against any Tax or against income, profit or gains in circumstances where but for such utilization or set-off an Actual Tax Liability would have arisen in respect of which the Seller would have been liable to the Purchaser under this schedule;

“Estimated VAT Charge” means the estimated amount of VAT due relating to the Company for the period starting on Signing Date up to the Completion Date;

“Event” means any transaction, act, omission or event of whatsoever nature occurred or deemed to have occurred for Tax purposes, and includes any change in the residence of any person for the purpose of any Tax, and references to an Event effected prior to the Completion Date, includes references to a transaction completed after the Completion Date in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, incurred or entered into prior to the Completion Date;

“Final VAT Charge” means the final amount of VAT due relating to the Company for the period starting on Signing Date up to the Completion Date as calculated in the VAT Settlement Statements;

“Post Completion Relief” means any Relief to the extent that it arises after Completion;

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“Relevant Period” means any period prior to the Completion Date in respect of which the Company is required to make a return or a payment to a Tax Authority or a period in relation to the CIT Fiscal Unity, including the part of any Straddle Period up to the Completion Date;

“Seller Conduct Matters” means the preparation and submission of all Tax Returns, the preparation and submission of all correspondence relating to such Tax Returns and the negotiation and agreement of all maters relevant to the tax position of the Company for a Relevant Period, with the exception of any Straddle Period;

“Straddle Period” means the current accounting period of the Company as at the Completion Date;

“Tax Audit” has the meaning given in paragraph 5.1 of this schedule;

“Tax Liability” means any Actual Tax Liability or Effective Tax Liability;

“Tax Refund” means a rebate, refund or repayment in respect of Tax, including any interest and any compensation of costs relating to them;

“Tax Return” means any return, declaration, computation, accounts, report, claim for refund or credit, information return, statement, or other document relating to Tax, including any schedule or attachment to them and any amendment thereof, filed or maintained, or required to be filed or maintained with respect to the calculation, determination, assessment or collection of any Tax;

“Tax Warranties” means the Seller’s Warranties set out in part 4 to schedule 7;

“Tax Warranty Breach” means a breach of any of the Tax Warranties;

“TCA” means the Dutch Tax Collection Act 1990 (Invorderingswet 1990);

“VAT Fiscal Unity” means the fiscal unity (fiscale eenheid) for VAT purposes pursuant to Section 7, paragraph 4, of the Value Added Tax Act 1968 (Wet op de omzetbelasting 1968) of which the Company is or has been a member;

“VAT Settlement Statements” has the meaning given in paragraph 8.5 of this schedule; and

“VATA” means the Dutch Value Added Tax Act 1968 (Wet op de omzetbelasting 1968).

1.2	The value of an Effective Tax Liability is:

	a)	Where the Effective Tax Liability involves the unavailability of any Accounts Relief:

		i.	if the Accounts Relief which is unavailable is a right to repayment of Tax, the amount of the repayment which is unavailable; and

		ii.	if the Accounts Relief which is unavailable is not a right to repayment of Tax, the amount of additional Tax which the Company is liable to pay which it would not have been liable to pay if the Accounts Relief was available; or

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	b)	where the Effective Tax Liability involves the set off of an Accounts Relief, the amount of additional Tax which the Company would have been liable to pay if the set off hat not occurred.

1.3	In this schedule, references to a Tax Liability in respect of income, profits or gains earned, accrued or received include a Tax Liability in respect of income, profits or gains treated for the purposes of the relevant Tax as having been earned, accrued or received.

1.4	In this schedule, references to a Tax Liability arising by reference of any Event include:

	a)	a Tax Liability where the Event is treated for the purposes of the relevant Tax as having occurred; and

	b)	in the case of a reference to any Event occurring before or on Completion, the combined effect of two or more Events;

		i.	all of which occurred (or are treated for the purposes of the relevant Tax as having occurred) before or on Completion; or

		ii.	at least one of which occurred (or is treated for the purposes of the relevant Tax as having occurred) before or on Completion, provided that all such Events which occurred (or are treated for the purposes of the relevant Tax as having occurred) after Completion in which the ordinary course of business of the Company or occurred pursuant to a legally binding obligation of the Company created before Completion.

2.	Tax Indemnities

2.1	The Seller shall at all times indemnify and hold harmless, on a euro-for-euro basis, the Purchaser (or at the Purchaser’s discretion, the Company) against:

	(a)	any Tax Liability made against the Purchaser or the Company which arises by reference to any Event occurred or deemed to have occurred for Tax purposes before the Completion Date;

	(b)	any Tax Liability in respect of any income, profits or gains which were earned, accrued or received before the Completion Date;

	(c)	any Tax Liability of the Company which arises pursuant to articles 39 and / or 43 of the TCA as a consequence of the Company failing to discharge any Tax Liability;

	(d)	any Tax Liability of the Company that is based on sections 34 and 35 of the TCA which arises as a result of an Event occurring on or before Completion;

	(e)	the loss of any right of the Company to repayment of Tax, as a result of the set-off of such right pursuant to Section 24 of the TCA against a Tax Liability which arises as a result of an Event occurring or income, profits or gains earned, accrued or received on or before Completion by the Company; and

	(f)	any costs or expenses incurred by the Purchaser or the Company in connection with any payment of Tax or the non-availability, loss or a reduction or cancellation of a right to a repayment of Tax as is, in each case, referred to in the preceding paragraphs, or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or the non-availability, loss, or the reduction or cancellation of a right to a repayment of Tax,

(collectively: “Tax Indemnities”).

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2.2	None of the Seller’s obligations under this schedule 8 shall be limited or qualified in any respect by the other provisions of the agreement.

3.	Exclusions

3.1	The payment obligations pursuant to the Tax Indemnities and the Tax Warranties contained in the agreement shall not cover any Tax Liability to the extent that:

	(a)	a specific provision or reserve in respect of the Tax Liability is made in the 2019 Accounts and the 2020 Accounts or is specifically referred to in the notes to them;

	(b)	such Tax Liability would not have arisen but for any transaction, act or omission carried out by the Purchaser or the Company after Completion which they knew (or should reasonably have known) would give rise to the Tax Liability in question, other than a transaction, act or omission which:

(i) was required by law;

(ii) was effected under a legally binding obligation of the Company entered into or created on or before Completion;

(iii) occurred at the written direction of the Seller; or

(iv) was in the ordinary course of business of the Company as carried on at Completion;

	(c)	the Tax Liability has been actually recovered by the Purchaser under the Tax Warranties;

	(d)	it arises as a result of the failure or omission of the Purchaser or a member of the Purchaser Group to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Tax after the Completion Date, the making, giving or doing of which was taken into account in computing the provisions for Tax in the 2019 Accounts and the 2020 Accounts;

	(e)	written notice of a claim in respect of the Tax Liability is delivered by the Purchaser or the Company to the Seller after expiry of the statutory limitation period applicable to make a timely objection or appeal to the Tax matter giving rise to such claim, save to the extent that Seller is not prejudiced by such failure to notify; and

	(f)	the Tax was discharged prior to Completion at no cost to the Company or any member of the Purchaser Group.

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4.	Conduct of Tax Affairs

4.1	The Purchaser shall procure, and shall cause the Purchaser Group to procure, that:

	(a)	the Seller (or such professional advisers as the Seller may select) shall have the sole conduct of the Seller Conduct Matters;

	(b)	the Seller (or its advisers) shall be provided as soon as reasonably practicable with any information available or received by the Purchaser or a member of the Purchaser Group, which may reasonably be relevant to the Seller Conduct Matters;

	(c)	a member of the Purchaser Group shall as soon as reasonably practicable authorise, sign and submit to the relevant Tax Authority any Tax Returns relating to a Relevant Period and make such claims and elections and give such consents and comply with all procedural requirements in respect of the making or giving of such Tax Returns or such claims, elections or consents as the Seller (or its advisers) may, in their absolute discretion, direct in writing; and

	(d)	a member of the Purchaser Group shall not (unless so directed in writing by the Seller) amend, disregard, withdraw or disclaim any elections, claims or benefits in respect of any Relevant Period.

4.2	The Seller on behalf of the Company shall not, without the prior written consent of the Purchaser:

	(a)	take any action to make any material change in the Company’s method of accounting or audit practices (including in relation to Tax), except as required by a change in applicable laws or the Accounting Policies; or

	(b)	take any position in a Tax Return contrary to the position taken in Tax Returns filed prior to the date of this agreement, unless such deviation or the intention to deviate has been Fairly Disclosed.

4.3	The Purchaser or its duly authorised agent shall prepare the Tax Returns and related documentation of the Company and deal with all other matters relating to those Tax Returns for all accounting periods ending after Completion. In relation to any Straddle Period, the Purchaser shall, or shall procure that the Company shall:

	(a)	at least 30 Business Days before submission to the relevant Tax Authority, deliver to the Seller for review any Tax Return and/or related documentation for the Straddle Period and make such amendments to them as the Seller may reasonably require; and

	(b)	at the expense of the Seller, give the Seller all such assistance as may be reasonably required to exercise its right to comment under paragraph 4.3(a).

5.	Conduct of Tax Audits

5.1	If the Purchaser or the Company receives any letter, enquiry, notice, demand, determination, assessment or other document, or a Tax Authority takes any action, from which it appears that the Company may incur or suffer a Tax Liability (“Tax Audit”), or if any such entity is, or becomes, aware of any fact which affects, or which may affect, any assessment which may give rise to a Tax Liability, in each case which may result in the Seller becoming liable to make a payment under the Tax Indemnities or in respect of the Tax Warranties, the Purchaser shall or shall procure that the Company shall:

	(a)	notify the Seller of the relevant facts as soon as practicable and in any case involving an assessment with a time limit for objection or appeal at least 10 Business Days before the expiry of that time limit and in any other case, in any event within 15 Business Days of receipt thereof; and

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	(b)	to the extent being legally entitled to, submit a pro forma objection (bezwaarschrift) or pro forma appeal (beroepschrift) by registered mail with the relevant Tax Authority or court ultimately 5 Business Days before the date of expiry of the applicable time limit for such objection or appeal.

5.2	On the giving of a notice referred to in paragraph 5.1(a) of this schedule, and to the extent the Tax Audit: (i) relates to a period prior to the Effective Date; or (ii) may potentially result in a claim against the Seller under this schedule, under the Tax Indemnities or in respect of the Tax Warranties, the Seller shall be entitled to elect the conduct of any such Tax Audit. If the Seller makes such an election, the Seller shall be entitled to resist such Tax Audit in the name of the Company and have the conduct of any objection, appeal, dispute, compromise or defence of the Tax Audit and of any incidental negotiations relating to them. The Seller’s rights under this paragraph 5.2 shall cease and the Purchaser shall be free to settle, compromise or deal with any Tax Audit if:

	(a)	the Seller does not direct in writing that the Purchaser or the Company take any action under this paragraph 5.2 in respect of the Tax Audit;

	(b)	the Seller fails to indemnify the Purchaser (and the Company) as required pursuant to the Tax Indemnities by the due date; or

	(c)	the Seller has notified the Purchaser or the Company to the effect it no longer wishes to pursue the Tax Audit.

Neither the Purchaser nor the Company shall be required to take any action pursuant to this paragraph 5.2 which is likely to lead to a material adverse effect on the future liability to Tax of the Purchaser or any member of the Purchaser Group.

5.3	Subject to any election made under paragraph 5.2 of this schedule, the Purchaser and its advisers shall have sole conduct of negotiations and correspondence relating to the Tax Audit. The Purchaser agrees to conduct such negotiations and correspondence as expeditiously as reasonably practicable. In addition to the foregoing, and to the extent the Tax Audit: (i) relates to a period prior to the Completion Date; or (ii) may potentially result in a claim against the Seller under this schedule or under the Tax Indemnities or in respect of the Tax Warranties, the Purchaser shall:

	(a)	where any Tax Return or other documentation is required to be submitted to a Tax Authority in relation to a Tax Audit, procure that a draft shall be submitted to the Seller at least 15 Business Days before its intended submission (or if there is a statutory or administrative time limit for submitting such Tax Return or other documentation, such draft shall be sent to the Seller as aforesaid at such time as is reasonable in the circumstances, before its intended submission);

	(b)	procure that the Seller shall be kept fully informed of any negotiations regarding the Tax Liabilities of the Company relating to the Tax Audit and that the Seller is provided with:

(i) a copy of all correspondence or other documentation received by the Purchaser or the Company (including a note of any material communications or discussions not in written form) in respect of a Tax Audit within 5 Business Days of receipt (or such communications or discussions taking place, as appropriate); and

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		(ii)	notification of any proposed meeting with the relevant Tax Authority, together with an agenda for that meeting as soon as reasonably practicable. Where any such meeting is to take place between the Purchaser or the Company and the relevant Tax Authority, the Seller shall be entitled to send a representative to that meeting;

	(c)	procure that the Seller and its advisers shall be given access to such information and provided with such assistance (including assistance from employees of the Purchaser and the Company) and access to any external advisers appointed by the Purchaser as is reasonable and necessary to determine the accuracy or to review any Tax Return or other documentation submitted to it pursuant to this paragraph 7 of this schedule or to consider any action proposed to be taken by the Company, including any proposed negotiation, agreement or compromise in relation to any Tax Audit;

	(d)	if, within 15 Business Days (or such lesser time as is reasonable if there is a statutory or administrative time limit for making submissions to the relevant Tax Authority) of receiving any draft Tax Return or details of negotiations or proposed agreements or compromises referred to in the paragraphs above, and the Seller makes any representations to the Purchaser, reflect those representations in such Tax Return, negotiations, agreements or compromises, except to the extent that they are unreasonable; and

	(e)	not, and shall procure that the Company shall not, compromise or settle any Tax Audit or agree any matter which may affect the outcome of any dispute or negotiation with any Tax Authority in relation to any potential Tax Audit without the written consent of the Seller.

6.	Due Date For Payment

6.1	Where the Seller becomes liable to make a payment pursuant to a Tax Indemnity or a Tax Warranty Breach, payment shall be made within 10 Business Days from the earlier of:

	(a)	in the case of an Actual Tax Liability, the later of:

		(i)	the 10th Business Day after the Purchaser makes a demand for payment; and

		(ii)	the 10th Business Day before the last date on which the Company would have had to have paid the Actual Tax Liability that has given rise to the Seller’s liability in order to avoid any related interest or penalty;

	(b)	in a case falling within paragraph (a) of the definition of ‘Effective Tax Liability’ (Loss of Accounts Relief), the later of the 10th Business Day after the Purchaser makes a demand for payment and:

		(i)	where the Accounts Relief which is lost was a right to repayment of Tax, the date on which the Company otherwise would have received such repayment; or

		(ii)	where the Accounts Relief which is lost was not a right to repayment of Tax, the date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of the period in which the loss of the Accounts Relief gives rise to an actual liability to pay Tax or the period in which the Loss of the Accounts Relief occurs;

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(c) in a case falling within paragraph (b) of the definition of ‘Effective Tax Liability’ (set-off of Relief), the later of:

(i) the 10th Business Day after the Purchaser makes a demand for payment; and

(ii) the date on which the Company would have become liable to make a payment of Tax but for the set-off of the Accounts Relief or Purchaser’s Relief; and

(d) in any other case, the 10th Business Day after the Purchaser makes a demand for payment.

6.2	All payments made by the Seller in respect of a Tax Liability shall be paid without any deduction or withholding unless a deduction or withholding is required by law.

6.3	All payments made by the Seller in respect of a Tax Liability shall be made on an After-Tax Basis.

7.	CIT Fiscal Unity

7.1	The Purchaser and the Seller acknowledge and agree to procure that the Company will be separated from the CIT Fiscal Unity as of the Completion Date.

7.2	The Seller remains responsible for preparing and filing of the Tax Returns relating to the CIT Fiscal Unity.

7.3	As of the Completion Date, any existing CIT sharing or settlement agreements between the Seller and the Company are terminated.

7.4	As soon as reasonably practical, but in any event within a period of 6 months after the Completion Date, the Seller shall provide the Purchaser with an opening balance sheet for CIT purposes for the Company as at the relevant date of separation from the CIT Fiscal Unity, including explanatory notes to them (“CIT Settlement Statements”). The Seller will procure that (i) the Purchaser will be granted 30 Business Days to review the CIT Settlement Statements, (ii) it will provide the Purchaser with all relevant information to review the CIT Settlement Statements, and (iii) it will take into account all reasonable comments, corrections or additions made by the Purchaser in respect of the CIT Settlement Statements.

7.5	The Seller shall procure that the preparing and filing of the Tax Returns relating to the CIT Fiscal Unity will be drafted in accordance with the positions taken in the CIT Settlement Statements.

8.	VAT Fiscal Unity

8.1	The Seller remains responsible for preparing and filing the Tax Returns of the relevant Dutch Subsidiaries for any period ended prior to the Completion Date in respect of which the Company is required to make a return or a payment to a Tax Authority.

8.2	The Purchaser and the Seller acknowledge and agree to procure that the Company will be separated from the VAT Fiscal Unity as of the Completion Date.

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8.3	In accordance with Section 43, paragraph 1, of the TCA, the Seller shall file, at its own expense, with a simultaneous copy to the Purchaser, a letter with the Tax Authority informing the Tax Authority that the Company no longer form part of the VAT Fiscal Unity with the Seller as of the Completion Date.

8.4	As of the Completion Date, any existing VAT sharing or settlement agreements between the Seller and the Company are terminated.

8.5	As soon as reasonably practical, but in any event within a period of 6 months after the Completion Date, the Seller shall provide the Purchaser with the Final VAT Charge, including explanatory notes to them (“VAT Settlement Statements”). The Seller will procure that (i) the Purchaser will be granted 30 Business Days to review the VAT Settlement Statements, (ii) it will provide the Purchaser with all relevant information to review the VAT Settlement Statements, and (iii) it will take into account all reasonable comments, corrections or additions made by the Purchaser in respect of the VAT Settlement Statements.

8.6	Within 10 Business Days following the date upon which the VAT Settlement Statements are accepted by the Purchaser in writing:

(a) the Purchaser or the Company shall pay to the Seller an amount equal to the difference between the Final VAT Charge and the Estimated VAT Charge in a case where the Final VAT Charge exceeds the Estimated VAT Charge; or

(b) the Seller shall pay the Purchaser or the Company an amount equal to the difference between the Final VAT Charge and the Estimated VAT Charge in a case were the Estimated VAT Charge exceeds the Final VAT Charge.

9.	Miscellaneous

In case of a conflict between this schedule and the other provisions of the agreement this schedule shall take precedence.

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SCHEDULE 9: CHANGE OF DIRECTORS

Part 1: Resignation letter

Studio387 B.V.

Attn: The Board of Directors

Regentesselaan 11

7316 AA Apeldoorn

Date: _______________

Dear Sirs

RESIGNATION LETTER

Please be advised that Luminis International B.V. resigns as managing director (statutair bestuurder) of Studio397 B.V. (“Company”) with effect from the execution of the notarial deed of transfer of shares in the capital of the Company by Technology In Business B.V. (as seller) to Motorsport Games Inc. (as purchaser).

Luminis International B.V. hereby confirms that Luminis International B.V. has no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its directors or employees in respect of my resignation or otherwise. To the extent that any such claim or right of action of any kind exists or may exist, Luminis International B.V. irrevocably and unconditionally waives such claim or right of any kind against the Company that Luminis International B.V. has or may have in the future.

Luminis International B.V. hereby requests that the board of directors of the Company propose to the Company’s shareholders’ meeting that it grants discharge (decharge or kwijting) for Luminis International B.V.’s performance as managing director of the Company as from the date of appointment up to and including the date of resignation.

Yours faithfully

Luminis International B.V.

Name: ______________

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Part 2: Shareholders Resolution

WRITTEN RESOLUTION GENERAL MEETING OF

STUDIO397 B.V.

THIS RESOLUTION IS DATED _______________ 2021.

The undersigned:

Technology In Business B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 68221126, acting in its capacity as sole shareholder of Studio397 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 66752973 (the “Company”), and sole person entitled to vote at the Company’s general meeting, whereas:

(A)	Pursuant to section 2:238 Dutch Civil Code (“CC”), the Company’s general meeting may adopt any resolution which it could adopt at a meeting without holding a meeting, provided that:

(i) all persons with meeting rights as referred to in section 2:227 subsection 2 CC, have consented to adopting the resolution concerned without holding a meeting;

(ii) in writing such number of votes have been cast in favour of the resolution concerned as prescribed by law or the Company’s articles of association; and

(iii) the Company’s managing director has been given the opportunity to advise on the resolution concerned.

(B)	The undersigned is the sole person with meeting rights as referred to in section 2:227 subsection 2 CC.

(C)	the Company intends to amend the articles of association of the Company in accordance with the draft prepared by Zuidbroek B.V. (the “Deed of Amendment of Articles of Association”), whereby it is resolved that, a managing director A is authorized independently to represent the Company and managing director B is jointly authorized with a managing director A to represent the Company.

(D)	The undersigned intends to sell and transfer all the shares in the capital of the Company to MOTORSPORT GAMES INC, trade register number: 4671180 (the in accordance with the draft prepared by Zuidbroek B.V. (the “Deed of Transfer”)

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(E)	The Company’s managing director has been given the opportunity to advise on the resolutions set out below.

adopts the following resolutions:

I.	Amendment

I.1.	To amend the articles of association of the Company in accordance with a draft version of the Deed of Amendment of Articles of Association.

I.2.	To authorise in connection with the amendment of the articles of association any and all managing directors of the Company as well as any and all lawyers and paralegals practising with Zuidbroek to draw up as to execute the Deed of Amendment of Articles of Association.

II.	Change of board

II.1.	To appoint [name] as managing director A of the Company as of the moment immediately following the execution of the Deed of Amendment of Articles of Association.

II.2.	To appoint [Marcel Frans Offermans] as managing director B of the Company as of the moment immediately following the execution of the Deed of Amendment of Articles of Association.

II.3.	To accept the resignation of Luminis International B.V. as director of the Company as of the moment immediately following the execution of the Deed of Transfer.

II.4.	To discharge Luminis International B.V. from liability in respect of the performance of his respective management during the financial year concerned to the extent such management appear from the annual report and the adopted annual accounts of the Company or have been otherwise disclosed to the general meeting, without prejudice to the provision of section 2:248 CC.

in evidence whereof:

this document was signed in the manner set out below.

By:

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Part 3: Amended Articles of Association

WRITTEN RESOLUTION GENERAL MEETING OF

STUDIO397 B.V.

THIS RESOLUTION IS DATED _______________ 2021.

The undersigned:

Technology In Business B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 68221126, acting in its capacity as sole shareholder of Studio397 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Apeldoorn, the Netherlands and address at 7316 AA Apeldoorn, the Netherlands, Regentesselaan 11, Trade Register number 66752973 (the “Company”), and sole person entitled to vote at the Company’s general meeting, whereas:

(F)	Pursuant to section 2:238 Dutch Civil Code (“CC”), the Company’s general meeting may adopt any resolution which it could adopt at a meeting without holding a meeting, provided that:

(iv) all persons with meeting rights as referred to in section 2:227 subsection 2 CC, have consented to adopting the resolution concerned without holding a meeting;

(v) in writing such number of votes have been cast in favour of the resolution concerned as prescribed by law or the Company’s articles of association; and

(vi) the Company’s managing director has been given the opportunity to advise on the resolution concerned.

(G)	The undersigned is the sole person with meeting rights as referred to in section 2:227 subsection 2 CC.

(H)	the Company intends to amend the articles of association of the Company in accordance with the draft prepared by Zuidbroek B.V. (the “Deed of Amendment of Articles of Association”), whereby it is resolved that, a managing director A is authorized independently to represent the Company and managing director B is jointly authorized with a managing director A to represent the Company.

(I)	The undersigned intends to sell and transfer all the shares in the capital of the Company to MOTORSPORT GAMES INC, trade register number: 4671180 (the in accordance with the draft prepared by Zuidbroek B.V. (the “Deed of Transfer”)

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(J)	The Company’s managing director has been given the opportunity to advise on the resolutions set out below.

adopts the following resolutions:

III.	Amendment

III.1.	To amend the articles of association of the Company in accordance with a draft version of the Deed of Amendment of Articles of Association.

III.2.	To authorise in connection with the amendment of the articles of association any and all managing directors of the Company as well as any and all lawyers and paralegals practising with Zuidbroek to draw up as to execute the Deed of Amendment of Articles of Association.

IV.	Change of board

IV.1.	To appoint [Motorsport Games Inc.] as managing director A of the Company as of the moment immediately following the execution of the Deed of Amendment of Articles of Association.

IV.2.	To appoint Marcel Frans Offermans as managing director B of the Company as of the moment immediately following the execution of the Deed of Amendment of Articles of Association.

IV.3.	To accept the resignation of Luminis International B.V. as director of the Company as of the moment immediately following the execution of the Deed of Transfer.

IV.4.	To discharge Luminis International B.V. from liability in respect of the performance of his respective management during the financial year concerned to the extent such management appear from the annual report and the adopted annual accounts of the Company or have been otherwise disclosed to the general meeting, without prejudice to the provision of section 2:248 CC.

in evidence whereof:

this document was signed in the manner set out below.

By: Technology in Business B.V.

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SCHEDULE 10: NOTARY LETTER

ZUIDBROEK DRAFT 26/03/2021

Per e-mail to:

The Addressees

Date: [two Business Days before Completion] 2021	R.W. Clumpkens
E: rene.clumpkens@zuidbroek.com
Our ref: 571254	T +31 20 218 2806 F + 31 20 218 2874

Dear Sirs, Madams,

Regarding: Transfer of shares in Studio397 B.V. by Technology in Business B.V. to Motorsport Games Inc. (the “Transaction”)

21	Introduction

I am a civil law notary (notaris) with Zuidbroek in Amsterdam. I write this letter in respect of the completion of the Transactions, which is expected to occur on [●] 2021 (the “Scheduled Completion Date”).

Certain terms used in this letter are defined in Annex I (Definitions).

22	Payments into Notary Account

22.1	Payments

The Purchaser shall pay an amount of USD [●] on the Notary Bank Account from a bank account held in the name of [●] (the “Completion Payment”).

The Completion Payment must be received in the Notary Bank Account for value no later than at 10 a.m. (CET) on the Scheduled Completion Date. The payment must be identified by reference of: “Grant Thornthon: Studio397 BV| Technology in Business | file number 571254”.

Immediately upon receipt of the Completion Payment, the Notary will hold such amount for the account of the Purchaser.

Confirmation

Upon receipt of the Completion Amount into the Notary Account, the Notary shall deliver by e-mail a confirmation in the form of Part 1 of Schedule I (Form of Notary confirmation – Receipt of Completion Amount) (the “Notary Confirmation I”) to the following addresses:

(iv)	the Seller: [●];

(v)	the Purchaser: [●]

(vi)	the Company: [●]

(vii)	the Parent: [●]

(viii)	Image Space Incorporated: [●]

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with a copy to:

Jan van Ederen: jan.van.ederen@nl.gt.com

Laura Smit: Laura.Smit@dlapiper.com

Michiel Mulder: Michiel.Mulder@dlapiper.com

Henk Arnold Sijnja: HenkArnold.Sijnja@dlapiper.com

Upon receipt of the Completion Payment into the Notary Bank Account the Notary will hold the Completion Payment on behalf of the Purchaser and subsequently for the (legal) persons who become entitled to the Completion Payment (or part thereof) in accordance with this notary letter.

23	Actions in relation to Transaction

23.1	Conditions

Completion shall take place only if the Notary has received the whole Completion Payment into the Notary Account in accordance with paragraph 2.1.

If (part of) the Completion Payment is received into the Notary Account other than in accordance with paragraph 2.1 Completion shall take place nonetheless if:

	(i)	the whole Completion Payment has been received into the Notary Account on the scheduled Completion Date; and

	(ii)	all Addressees so agree and confirm their agreement to the Notary in such manner as the notary may require.

23.2	Conditions for Completion

On or prior to the Scheduled Completion Date, as the case may be, the following actions shall be or shall have been taken:

	(d)	(a copy of) this letter signed by all Addressees;

	(e)	the original shareholders’ registers of the Company;

	(f)	(copies of) the duly executed powers of attorney on behalf of the respective parties to the relevant notarial deeds listed below in paragraph;

	(g)	[(copies of) the signed shareholders resolutions required for the relevant notarial deeds listed below in paragraph [●]];

	(h)	confirmation through Insolvency Searches on the Scheduled Completion Date that none of the [relevant] Addressees are subject to Insolvency Proceedings;

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	(i)	(a copy of) the executed Share Purchase Agreement signed by the Purchaser, the Seller and the Parent;

	(j)	(a copy of) the confirmation from the the Purchaser, the Seller, the Company and the Parent in the form of Schedule 2 (Form of Addressee confirmation – Satisfaction of conditions precedent).

the Notary shall deliver by e-mail a confirmation in the form of Part 2 of Schedule I (Form of Notary confirmation – Receipt of Documents) (the “Notary Confirmation II”) to the addresses set out in paragraph 2.2.

23.3	Actions in connection with Completion

Upon deliverance by the Notary of the Notary Confirmation I and the Notary Confirmation II, the Notary shall procure the actions listed below in this paragraph 3.3 to be taken:

	(k)	the Deed of Transfer shall be executed by the parties thereto and the Notary;

	(l)	the Deed of Pledge of Shares shall be executed by the parties thereto and the Notary;

23.4	Order

	(m)	Except as otherwise agreed by Sellers and the Purchaser, the actions referred to above shall be taken in the order set out in herein.

	(n)	If, for practical reasons or otherwise, any two or more of the actions referred to above are taken in any other order, those actions shall (except as restricted by law) be deemed to have been taken in the order set out herein.

Notary matters

	(d)	The Notary shall not be required to take any action to be taken by him pursuant to this paragraph 3 unless he has satisfied himself that all legal requirements for taking that action have been satisfied.

	(e)	Each of the Addressees confirms that it is aware that if at the time when any of them takes any action referred to in this paragraph 3 (or any other action) at a time when it is (or is deemed to be) subject to Insolvency Proceedings or other insolvency laws, that action may not take effect or otherwise be affected.

24	Successful Completion – failed Completion

24.1	Successful Completion – failed Completion

	(f)	For the purpose of this letter, a Completion will be successful if the Completion has taken place no later than 11:59 p.m. (CET) on the Scheduled Completion Date.

	(g)	In any other event (whether or not any action referred to in paragraph 3.2 has been taken), for the purpose of this letter, the relevant Completion will have failed.

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24.2	Reversal of actions following failed Completion

If Completion has failed, each Addressee shall use its best efforts to reverse or rectify any action taken in accordance with paragraph 3.2 before it became apparent that Completion had failed, so as to bring all Addressees in the same position as they would have been if the relevant action had not been taken.

25	Payments by the Notary

25.1	Distribution following Completion

If Completion has been successful, the Notary shall give instructions for payment of the Completion Payment (being an aggregate amount of USD [●]) less the Buy-Out Payment to the Seller with bank account [●] and for payment of the Buy-Out Payment (being an aggregate amount of USD [***] to Image Space Incorporated with bank account [●].

25.2	Actions following failed Completion

If Completion has failed, the Notary shall give instructions for repayment of the Completion Payment to the Purchaser.

25.3	Interest

The Notary shall give instructions for payment of any interest which has accrued on the Completion Payment to [●] of any interest which has accrued on the Completion Payment up to (and including) the Completion Date

25.4	Payment mechanics

(h) The Notary shall give any payment instructions pursuant to this paragraph 4 to the Notary Account Bank as soon as reasonably possible after Completion has taken place (or, if Completion has failed, as soon as reasonably possible after it has become apparent that Completion has failed) and in any event not later than at 11:00 a.m. (CET) on the first Business Day following the Completion Date (or, if Completion has failed, the day on which that has become apparent). Each instruction shall be for payment of the relevant amount in the relevant currency referred to in this paragraph 4 at the earliest possible time.

(i) Each Addressee confirms that it is aware that any payment instruction given to the Notary Account Bank may not be processed on that day.

26	waiver and acknowledgement

26.1	The amounts and purposes of the payment to and from the Notary Account have been determined on the basis of information provided to me by those to whom this letter is addressed, and they agree that I am not responsible for verifying or confirming the accuracy or otherwise of the information in question or of any other information received pursuant to this letter.

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26.2	Each of the addressees of this letter hereby declares that (by co-signing) the Notary is not liable to any person for a shortcoming, or any part thereof or interest therein, or for any other damage, losses, costs or liabilities in connection with the fulfilment by the Notary of the acts referred to in this letter, unless such liability is the result of gross negligence, fraud or intent on the part of the Notary.

26.3	Furthermore, each of the addressees of this letter hereby agrees (by co-signing) to indemnify and hold the Notary harmless from and against any form of liability resulting from the Notary’s performance of the acts mentioned in this letter, unless such liability arises as a result of gross negligence, fraud or intent on the part of the Notary.

26.4	The addressees of this letter acknowledge and agree that where this letter refers to the Notary, it also includes the Notary’s deputy.

27	Agreement

27.1	Letter is agreement

	(j)	This letter:

	(i)	constitutes an agreement between the Addressees and between each Addressee and the Notary; and

	(ii)	is limited to the matters set out in it (without prejudice to the Investment Agreement or any other agreement between the Addressees or two or more of them).

	(k)	This letter may not be rescinded in whole or in part. The mistaken Addressee shall bear the risk of any mistake made in agreeing to this letter. This letter may be amended or supplemented only in writing by all Addressees and the Notary.

27.2	Completion Payment

	(l)	No Addressee has any right in relation to any payment from the Completion Payment (and any interest accruing on it) other than as explicitly set out in this letter and each Addressee waives any contrary right or claim it has or may have at any time.

	(m)	If any obligation or right (under the Share Purchase Agreement, the Buy-Out Agreement or otherwise) which forms the basis of any payment of any amount out of the Completion Amount into or out of the Notary Account is or becomes invalid, not binding or unenforceable:

	(iii)	this letter and any action taken pursuant to it (including any payment into or out of the Notary Account) shall remain unaffected; and

	(iv)	no debtor or creditor of the relevant obligation or right shall have any right against the Notary or Zuidbroek in respect of that obligation or right other than as explicitly set out in this letter.

	(n)	If payment of the Completion Payment from the Notary Account is avoided, reduced or reversed (gestorneerd) (on whatever ground), each Addressee which has received (pursuant to paragraph 6) a payment out of the Completion Payment shall promptly on demand by the Notary repay into the Notary Account the amount so paid to it (or such part of that amount notified to it by the Notary).

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	(o)	The Notary and Zuidbroek shall not be liable to any person for:

	(v)	any reversal (stornering) of any payment made into or out of the Notary Account;

	(vi)	any failure, interruption or malfunctioning of any electronic system or service used for the purpose of receiving, making and confirming payments into and out of the Notary Account;

	(vii)	any failure by the Notary Account Bank to comply with any payment instruction given to it by the Notary or any other action taken or omitted by the Notary Account Bank;

	(viii)	any failure or any other action taken or omitted by any payment or settlement system, or any other bank or financial intermediary, used by the Notary Account Bank; or

	(ix)	any loss of any amount of the Completion Payment (or any interest on it) by the Notary Account Bank or any payment or settlement system, or any other bank or financial intermediary, used by the Notary Account Bank (including, without limitation, as a result of any bankruptcy, emergency measures or other insolvency proceedings).

27.3	Notary responsibilities

	(p)	The Notary’s responsibilities under this letter are limited to:

		(I)	giving the confirmations to be given, and receiving the confirmations to be received, by him;

		(II)	executing the notarial deeds to be executed by him; and

		(III)	giving the payment instructions to be given by him,

in each case as expressly set out in this letter.

	(q)	The Notary is not required to take, or omit to take, any action in deviation of this letter, notwithstanding any instruction of the Addressees, or one or more of them, to the contrary.

	(r)	In respect of any notarial deed executed by him, the Notary has the responsibilities provided by law and is liable accordingly, in each case subject to paragraph (f) below and paragraph 6.4 Otherwise, the Notary’s responsibilities and liability are limited as set out in this paragraph 6.

	(s)	The Notary is not responsible for (without limitation):

	(x)	any document or information set out or referred to in this letter (other than the details of the Notary, the Notary Account and the Notary Account Bank);

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	(xi)	investigating the adequacy, accuracy, completeness, authenticity or any other aspect of any such document or information or of any confirmation given to the Notary pursuant to this letter; or

	(xii)	investigating the absence of any circumstances (including the applicability of any Insolvency Proceedings or other insolvency laws) which could affect the validity, binding effect or enforceability of any act to be performed pursuant to this letter or any other part of the Transaction.

	(t)	The Notary may rely on any notice or document (whether received in original or in copy form (including copied by email)) believed by him to be genuine, correct, appropriately authorised and duly signed.

	(xiii)	The Notary and Zuidbroek shall not be liable for any action taken pursuant to or in connection with this letter; and

	(xiv)	each Addressee (jointly and severally) shall indemnify the Notary and Zuidbroek against any and all liability to any person that may arise in connection with this letter;

in each case unless such liability arises as a result of gross negligence or wilful misconduct on the part of the Notary or Zuidbroek.

	(u)	With reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), each Addressee confirms that:

	(xv)	the Notary acts as independent third party in accordance with this letter;

	(xvi)	it has obtained its own expert legal advice (including expert Dutch legal advice) in relation to this letter.

27.4	Costs and negative interest

	(v)	[●] is liable for all banking and payment costs resulting from any payment instructions by the Notary pursuant to this letter.

	(w)	[●] undertakes to pay any negative interest due on the Completion Payment charged to Zuidbroek by the Notary Account Bank and will reimburse Zuidbroek for any costs in that respect.

28	General conditions

	(x)	The General Conditions of Zuidbroek set out in Schedule 3 (General Conditions) apply to the services rendered by the Notary pursuant to this letter and to any further assignments of any Addressee in connection with this letter.

	(y)	In the event of a conflict between those General Conditions and this letter, this letter shall prevail.

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